EXHIBIT 10.1
EQUITY PURCHASE AGREEMENT
by and among
XATA CORPORATION,
TURNPIKE GLOBAL TECHNOLOGIES INC.,
TURNPIKE GLOBAL TECHNOLOGIES LLC,
THE STOCKHOLDERS OF TURNPIKE GLOBAL TECHNOLOGIES INC.,
THE MEMBERS OF TURNPIKE GLOBAL TECHNOLOGIES LLC,
and
BRENDAN STAUB, AS SELLERS’ REPRESENTATIVE
DATED AS OF DECEMBER 4, 2009

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretation	10

ARTICLE II PURCHASE AND SALE		11
2.1	Purchase of the Shares and Membership Interests	11
2.2	Purchase Price	12
2.3	Closing and Guaranteed Payments	12
2.4	Purchase Price Adjustment	12
2.5	Earnout Payments	13
2.6	Non-Accredited US Sellers	16
2.7	Shareholder Approval	16

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANIES		16
3.1	Organization and Authorization	16
3.2	Due Execution and Delivery; Binding Obligations	17
3.3	Capitalization	17
3.4	No Conflict or Violation	19
3.5	Legal Proceedings, Orders and Judgments	19
3.6	Compliance with Law	19
3.7	Financial Statements	19
3.8	Absence of Undisclosed Liabilities	20
3.9	Absence of Changes	20
3.10	Material Contracts	22
3.11	Material Customers	23
3.12	Real Property	23
3.13	Tangible Property	24
3.14	Taxes	24
3.15	Permits	26
3.16	Intellectual Property	26

3.17	Employee Matters and Benefit Plans	29
3.18	Environmental Matters	33
3.19	Insurance	33
3.20	Affiliate Transactions	34
3.21	No Brokers or Finders	34
3.22	Accounts Receivable	34
3.23	Inventory	34
3.24	Powers of Attorney	34
3.25	Product Warranties	34
3.26	Products Liability	35
3.27	Material Suppliers	35
3.28	Indebtedness	35
3.29	Privacy Matters	35
3.30	Full Disclosure	36

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS		37
4.1	Organization and Authorization; Capacity	37
4.2	Due Execution and Delivery; Binding Obligations	37
4.3	Title to Shares and Membership Interests	37
4.4	No Conflict or Violation	37
4.5	Regulation D Securities	38
4.6	Regulation S Securities	39
4.7	Non-Accredited US Sellers	40
4.8	Legal and Other Advice; Access to Information	40
4.9	No Other Representations	41

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		41
5.1	Organization and Authorization of Purchaser	41
5.2	Due Execution and Delivery; Binding Obligations	41
5.3	No Conflict or Violation	41
5.4	No Brokers or Finders	41
5.5	Investment Intent	41
5.6	Issuance of Shares of Purchaser Common Stock	42
5.7	Financing Agreement	42
5.8	No Other Representations and Warranties	42

ARTICLE VI COVENANTS		42
6.1	Access to Information	42
6.2	Conduct of the Business	42
6.3	Regulatory and Other Authorizations; Consents; Permits	44
6.4	Confidentiality	44
6.5	Publicity	45
6.6	Indemnification of Officers and Directors	45
6.7	Tax Matters	45
6.8	Further Assurances	47
6.9	Post-Closing Maintenance of Records	47
6.10	Employees and Employee Benefit Plans	47
6.11	Purchaser Shareholder Approval	48
6.12	Covenant Not to Compete	49
6.13	No Shopping	49
6.14	Lock-Up Agreement	50
6.15	Registration of Purchaser Common Stock	50
6.16	Audit	50
6.17	Financing Agreement	50

ARTICLE VII CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE		50
7.1	Accuracy of Sellers’ Representations and Warranties	51
7.2	Performance of Seller Parties’ Covenants	51
7.3	No Governmental Order or Adverse Law	51
7.4	Deliverables	51
7.5	Contemporaneous Closing	51
7.6	No Material Adverse Effect	51
7.7	Required Consents	51
7.8	Good Standings	51

ARTICLE VIII CONDITIONS PRECEDENT TO SELLERS’ PERFORMANCE		52
8.1	Accuracy of Purchaser’s Representations and Warranties	52
8.2	Performance of Purchaser’s Covenants	52
8.3	No Governmental Order or Adverse Law	52
8.4	Deliverables	52

ARTICLE IX TERMINATION PRIOR TO CLOSING		52

9.1	Termination	52
9.2	Effect on Obligations	53

ARTICLE X THE CLOSING		53
10.1	Closing	53
10.2	Sellers’ Obligations	53
10.3	Purchaser’s Obligations	54

ARTICLE XI INDEMNIFICATION		55
11.1	Survival of Representations and Warranties	55
11.2	Indemnification Obligations	55
11.3	Exclusive Remedy	57
11.4	Materiality Qualifiers	57
11.5	Effect of Knowledge	57
11.6	Adjustments to Purchase Price	58
11.7	Right of Set Off	58
11.8	Patent Claims	58

ARTICLE XII MISCELLANEOUS PROVISIONS		58
12.1	Fees and Expenses	58
12.2	Notices	58
12.3	Schedules	59
12.4	Entire Agreement	59
12.5	Governing Law	60
12.6	Waiver and Amendment	60
12.7	Assignment	60
12.8	Successors and Assigns	60
12.9	No Third Party Beneficiaries	60
12.10	Sellers’ Representative	60
12.11	Severability	61
12.12	No Presumption	61
12.13	Counterparts	61
12.14	Facsimile Signatures	61
12.15	Waiver of Jury Trial	62

EQUITY PURCHASE AGREEMENT
          This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 4, 2009, by and among XATA Corporation, a Minnesota corporation (“Purchaser”), Turnpike Global Technologies Inc., an Ontario corporation (the “CA Company”), all stockholders (except Kelly Frey) of the CA Company (which are listed on Schedule A attached hereto) (“CA Company Sellers”), Turnpike Global Technologies LLC, a Delaware limited liability company (the “US Company” and together with the CA Company, the “Companies” and each a “Company”), all members of the US Company (which are listed on Schedule B attached hereto) (the “US Company Sellers” and together with the CA Company Sellers, the “Sellers” and each a “Seller”), and Brendan Staub in his capacity as the Sellers’ Representative (the “Sellers’ Representative”).
RECITALS
          A. The CA Company Sellers own all of the issued and outstanding shares of capital stock (the “Shares”) of the CA Company, except 54,550 shares of common stock of the CA Company owned by Kelly Frey (the “Frey Shares”).
          B. The US Company Sellers own all of the issued and outstanding membership interests (the “Membership Interests”) of the US Company.
          C. The CA Company Sellers desire to sell the Shares to Purchaser and the US Company Sellers desire to sell the Membership Interests to Purchaser, and Purchaser desires to purchase the Shares and the Membership Interests from Sellers, in each case on the terms and subject to the conditions set forth in this Agreement.
          D. Simultaneously with the closing of the transactions contemplated hereby, the Purchaser shall also close on the transactions contemplated by that certain Equity Purchase Agreement, dated as December 2, 2009, between Kelly Frey and the Purchaser, (the “Frey Purchase Agreement”), pursuant to which the Purchaser is purchasing the Frey Shares.
          E. On the date hereof, Purchaser has entered into a Note Purchase Agreement with various investors (the “Financing Agreement”) for purposes of financing the acquisitions contemplated hereby.
AGREEMENT
          NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Definitions. The following capitalized terms used herein shall have the meanings indicated:

          “Acceptance Notice” has the meaning set forth in Section 2.4.
          “Accounts Receivable” has the meaning set forth in Section 3.22.
          “Accredited US Sellers” has the meaning set forth in Section 4.5.
          “Action” means any action, claim, suit, litigation, arbitration, mediation or other proceeding by or before any Governmental Authority.
          “Affected Employees” has the meaning set forth in Section 6.10.
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
          “Agreement” has the meaning given to such term in the preamble hereto.
          “Ancillary Documents” means, with respect to a Person, any document executed and delivered by or on behalf of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
          “Business Day” means any day, other than a Saturday or Sunday or a statutory holiday, on which banks are generally open for the transaction of business in Minneapolis, Minnesota and Toronto, Ontario.
          “CA Company” has the meaning given to such term in the preamble hereto.
          “CA Company Sellers” has the meaning given to such term in the preamble hereto.
          “CA Company Common Stock” has the meaning given to such term in Section 3.3.
          “CA Company Preferred Stock” has the meaning given to such term in Section 3.3.
          “Canadian GAAP” means generally accepted accounting principles as in effect in Canada from time to time.
          “Cap” has the meaning set forth in Section 11.2.
          “Closing” has the meaning given to such term in Section10.1.
          “Closing Cash Amount” means $9,050,000.

          “Closing Date” has the meaning given to such term in Section 10.1.
          “COBRA” has the meaning given to such term in Section 3.17.
          “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.
          “Combined Audited Financial Statements” means the financial statements of the Combined Companies as of September 30, 2009, prepared in connection with this Agreement and audited by Grant Thornton LLP.
          “Combined Companies” means both of the Companies on a combined basis for purposes of preparation of financial statements.
          “Company Benefit Plan” means (i) any “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (iii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA, and (iv) any other employee benefit plan, fund, program, agreement, or arrangement, in each case, (A) that is or was at any time sponsored, administered, or maintained, or required to be sponsored, administered, or maintained, by either Company or to which either Company makes or has made, or has or has had an obligation to make, contributions at any time and (B) which provides or at any time provided benefits to current or former employees of either Company or the dependents of any such employees.
          “Company IP” means all Intellectual Property owned by or filed in the name of the US Company or the CA Company.
          “Company Product” means a product sold, licensed, or offered for sale or license by the US Company or the CA Company to a customer, including the Company Software Products.
          “Company Service” means a service as sold, offered for sale or provided by the US Company or the CA Company to a customer.
          “Company Software Products” means all object code software products offered for license, licensed, or sublicensed by either Company to a customer, whether included in or with another Company Product or separately provided to a customer.
          “Contract” means any contract, purchase order, license, lease (including without limitation Lease), instrument, note, agreement, arrangement, or other binding commitment or obligation, in each case whether written or oral.
          “Damages” means any loss, liability, damage or reasonable expense incurred as a result thereof, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees.
          “Deductible” has the meaning set forth in Section 11.2.

          “Disclosure Schedule” has the meaning given to such term in the preamble to Article III.
          “Dispute Notice” has the meaning set forth in Section 2.4.
          “Documentation” means documentation, specifications, manuals and other user instructional materials related to Company Products, Company Services and Owned Data Bases.
          “Employee” means any employee of the US Company or the CA Company immediately prior to the Closing.
          “Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance, or restriction.
          “Environmental Laws” means all federal, state, provincial, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the US Company would be deemed a “single employer” within the meaning of Section 414 of the Code.
          “ERISA Affiliate Plan” means (i) any “group health plan,” as defined in Section 5000(b)(1) of the Code, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, and (iii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA, sponsored, administered, or maintained, or required to be sponsored, administered or maintained, at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.
          “Final Net Working Capital” means the Net Working Capital on the Closing Date as determined pursuant to Section 2.4.
          “Financing Agreement” shall have the meaning set forth in the recitals hereto.
          “Final Order” shall mean an action by any regulatory authority having jurisdiction (i) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (ii) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on such regulatory authority’s own motion has expired.
          “First Earnout Amount” means $2.5 million, less any amounts set off against such amount pursuant to Section 11.7 hereof.
          “First Earnout Period” means the period beginning on October 1, 2009 and ending on September 30, 2010.
          “First Earnout Trigger” has the meaning given to such term in Section 2.5.
          “Foreign Sellers” has the meaning given to such term in Section 4.6.
          “Frey Purchase Agreement” has the meaning given to such term in the recitals to this Agreement.
          “Frey Shares” has the meaning given to such term in the recitals to this Agreement.
          “GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
          “Governmental Authority” means (i) any nation, state, province, county, city or other legal jurisdiction, (ii) any federal, state, provincial, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranteed Stock Amount” means $2.5 million.
          “Hazardous Substance” means any solid, liquid or gaseous substance, chemical, compound, product, byproduct, waste, pollutant, contaminant or material, including, without limitation, asbestos in friable form, urea formaldehyde, polychlorinated biphenyls and petroleum and its refined products, that is subject to regulation, control or remediation by any applicable Governmental Authority or by any Environmental Law.
          “Indebtedness” means, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by a note, bond or debenture, and (iii) any interest, principal, prepayment penalties, fees or expenses to the extent paid in respect of those items listed in the foregoing clauses (i) and (ii).
          “Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.
          “Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article XI.
          “Independent Auditor” has the meaning set forth in Section 2.4.

          “Insurance Policy” has the meaning set forth in Section 3.19.
          “Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures, and inventions, as well as any reissues, continuations, continuations-in-part, divisions, extensions, revisions, or reexaminations thereof; (ii) computer software (including but not limited to source code, executable code, data, databases and documentation); (iii) trademark rights, service mark rights and rights to trade names and internet domain names, and registrations and applications for registration thereof; (iv) copyrights and copyrightable works, and registrations and applications for registration thereof; (v) trade secrets, inventions, know-how, and confidential or proprietary information, and (vi) other intellectual property rights.
          “IT Assets” means all of the computer software, computer firmware, computer hardware and related network hardware, software and communications devices (whether general or specific purpose), websites and web based content, computer and telecommunications networks, Owned Data Bases and other similar or related items of automated, computerized, and/or software systems that used or relied on by either Company in the conduct of its business.
          “Knowledge of the Companies” means the actual knowledge of any Seller who is a natural person and any individual who is serving as a director, manager, officer or similar executive of either Company, and what any such individual should have known after a reasonable investigation.
          “Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state, provincial, and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.
          “Leases” means all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which either Company leases, subleases, licenses or uses any real property.
          “Lock-Up Period” has the meaning given to such term in Section 6.14.
          “Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes effects or circumstances has or could reasonably be expected to have a material adverse effect on the operations, condition (financial or otherwise), business, results of operations, assets or liabilities of either Company, other than any such effect resulting from (i) changes in the United States or Canadian economy in general, (ii) changes generally affecting the industries in which the Companies operate their business, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (iv) the outbreak or escalation of hostilities, war or acts of terrorism; provided that with respect to clauses (i) through (iv), the changes or conditions do not have a materially disproportionate effect on the Companies (relative to other participants in such industries).
          “Material Contract” has the meaning given to such term in Section 3.10.
          “Material Customer” has the meaning given to such term in Section 3.11.

          “Membership Interests” has the meaning given to such term in the recitals to this Agreement.
          “Necessary IP Rights” shall have the meaning ascribed in Section 3.16.
          “Net New Subscriptions” for any period means the total number of Units that are newly sold and deployed by the Companies (including successors and assigns) during such period, less attrition during such period.
          “Net Working Capital” shall be determined for the Combined Companies in accordance with the methodology set forth on Exhibit A.
          “Non-Accredited US Seller” means any CA Company Seller that is both (a) a “U.S. person” as defined in Rule 902(k) of Regulation S under the Securities Act, and (b) not an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.
          “Non-Compete Period” has the meaning given to such term in Section 6.12.
          “Organizational Documents” means, with respect to a Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, or similar document of or regarding such Person; (c) any other charter or organizational document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.
          “Owned Data Bases” shall have the meaning ascribed in Section 3.16.
          “Per Share Price” means $3.00.
          “Permits” means all franchises, permits, licenses, qualifications, municipal and other authorizations, orders and other rights from, and filings with, any Governmental Authority.
          “Permitted Encumbrances” means (i) statutory liens for Taxes and other charges and assessments by any Governmental Authority that are not yet due and payable or are being contested in good faith, (ii) mechanics’, materialmen’s, and similar liens arising or incurred in the ordinary course of business of the Company that can be satisfied by a payment of cash to the lienholders, (iii) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions, and minor imperfections or irregularities in title that do not, individually or in the aggregate, interfere with the ability to own, use, or operate such real property, and (iv) notice filings with respect to equipment leases or other leases of personal property.
          “Person” means any individual, any entity or any unincorporated organization, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, or a joint venture.

          “Personal Information” means any information about an identifiable individual which is protected by any Privacy Law.
          “Pre-Closing Products” means any product or service offered by a Company prior to the Closing Date.
          “Pre-Closing Tax Period” has the meaning given to such term in Section 6.7.
          “Privacy Policies” means the practices, policies and procedures of the Companies in respect of Personal Information.
          “Product Revenue” for any particular period means revenue recognized by the Companies (including successors and assigns) during such period from the sale, licensing or other commercial exploitation of any technology, products and software developed by either Company, including but not limited to: (a) RouteTracker-based product hardware for Units or access-points; (b) licensing and software that enable third party hardware to operate in place of a RouteTracker; and (c) all software revenue generated by and related to a Company’s software as a service model including but not limited to fuel tax, hours of service, TPMobile, TPDispatch, government road analysis and webservices.
          “Proportionate Interest” with respect to any CA Company Seller means the percentage set forth opposite such CA Company Seller’s name on Schedule F hereto.
          “Proxy Statement” has the meaning set forth in Section 6.11.
          “Publicly Available Software” has the meaning set forth in Section 3.16.
          “Purchase Price” has the meaning given to such term in Section 2.2.
          “Purchaser” has the meaning given to such term in the preamble hereto.
          “Purchaser Common Stock” has the meaning given to such term in Section 2.3.
          “Purchaser Indemnified Parties” has the meaning given to such term in Section 11.2.
          “Purchaser Shareholder Approval” has the meaning given to such term in Section 6.11.
          “Purchaser Shareholder Meeting” has the meaning given to such term in Section 6.11.
          “Purchaser’s Statement” has the meaning set forth in Section 2.4.
          “Records” has the meaning set forth in Section 6.9.
          “Registered IP” means all unexpired U.S., Canadian, international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet URL number assignments, and (v) other intellectual property rights that are the subject of an application, certificate, filing, registration or other document filed or recorded with, or issued by, any governmental agency, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, either Company.
          “Registration Statement” has the meaning set forth in Section 6.15.
          “Representative” of a party means any officer, director, manager, employee, principal, member, shareholder or partner of such party or any attorney, accountant or advisor to such party.
          “Review Period” has the meaning set forth in Section 2.4.
          “RouteTracker” means the product currently known as RouteTracker and any other product which is at any time based upon the technology of either Company.
          “Rule 144” has the meaning set forth in Section 4.5.
          “SEC” means the U. S. Securities and the Exchange Commission.
          “Second Earnout Amount” means $2.5 million.
          “Second Earnout Period” means the period beginning on October 1, 2010 and ending on September 30, 2011.
          “Second Earnout Trigger” has the meaning set forth in Section 2.5.
          “Securities” means the shares of Purchaser Common Stock issuable to the CA Company Sellers pursuant hereto.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller Indemnified Parties” has the meaning given to such term in Section 11.2.
          “Seller Parties” means the Companies, the Sellers and the Sellers’ Representative.
          “Sellers” has the meaning given to such term in the preamble hereto and “Seller” means any of the Sellers.
          “Sellers’ Representative” has the meaning given to such term in the preamble hereto.
          “Shares” has the meaning given to such term in the recitals to this Agreement.

          “Specified Representations” has the meaning given to such term in Section 11.1.
          “Target Amount” shall mean $100,000.
          “Tax(es)” means all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, provincial, local or foreign taxing authority, including, without limitation, income, excise, property (whether real or tangible personal property), sales, use, transfer, gains, ad valorem, value added, stamp, payroll, windfall, profits, gross receipts, license, occupation, commercial activity, employment, withholding, social security, workers’ compensation, unemployment compensation, capital stock and franchise taxes, alternative or add-on minimum (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.
          “Tax Return” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, provincial, local and foreign returns, reports and similar statements.
          “Third Earnout Amount” means $2.5 million.
          “Third Earnout Period” means the period beginning on October 1, 2011 and ending on September 30, 2012.
          “Third Earnout Trigger” has the meaning set forth in Section 2.5.
          “Units” means a motor vehicle or trailer which uses any products or software which are based upon the technology of either Company.
          “US Company” has the meaning given to such term in the preamble hereto.
          “US Company Sellers” has the meaning given to such term in the preamble hereto.
          “Working Capital Taxes” means state sales, use, property and business Taxes, (including excise and franchise Taxes), but excluding state or federal Taxes measured by income incurred by a Company in the ordinary course of business and consistent with past practice (including by type and amount) that are not due and payable as of the Closing Date.
          1.2 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:
               (a) language shall be construed simply according to its fair meaning and not strictly for or against any party;

               (b) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
               (c) words importing any gender shall include other genders;
               (d) words importing the singular only shall include the plural and vice versa;
               (e) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
               (f) the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
               (g) references to “Article,” “Section” or “Schedule” shall be to an Article, Section or Schedule of or to this Agreement;
               (h) references to any Person include the successors and permitted assigns of such Person;
               (i) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified;
               (j) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder;
               (k) references to “dollars” and “$” shall, unless otherwise stated, refer to U.S. dollars.
ARTICLE II
PURCHASE AND SALE
          2.1 Purchase of the Shares and Membership Interests. On the terms and subject to the conditions of this Agreement, at the Closing:
               (a) each CA Company Seller shall sell, assign and deliver the number and type of Shares set forth opposite such CA Company Seller’s name on Schedule A attached hereto to Purchaser, and Purchaser shall purchase and acquire such Shares from such CA Company Seller; and
               (b) each US Company Seller shall sell, assign and deliver the Membership Interests set forth opposite such US Company Seller’s name on Schedule B attached hereto to Purchaser, and Purchaser shall purchase and acquire such Membership Interests from such US Company Seller.

          2.2 Purchase Price.
               (a) The aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to the Closing Cash Amount, plus the Guaranteed Stock Amount, plus the First Earnout Amount (if required to be paid pursuant hereto), plus the Second Earnout Amount (if required to be paid pursuant hereto), plus the Third Earnout Amount (if required to be paid pursuant hereto), subject to adjustment pursuant to Section 2.4.
               (b) The aggregate purchase price for the Membership Interests shall equal one dollar ($1).
          2.3 Closing and Guaranteed Payments.
               (a) The Closing Cash Amount shall be withheld and paid by Purchaser at Closing as follows:
                    (i) Purchaser shall withhold $424,252.26 with respect to the Indebtedness set forth on Exhibit B hereto;
                    (ii) Purchaser shall withhold the settlement amount set forth on Exhibit C hereto, such amount to be paid on behalf of the Companies in settlement of the matter set forth on such exhibit; and
                    (iii) An amount equal to the Closing Cash Amount, less the amounts withheld under Sections 2.3(a)(i) and 2.3(a)(ii), shall be paid at the Closing by Purchaser by wire transfer of immediately available funds to such account as the Sellers’ Representative designates in writing prior to the Closing, for allocation among the CA Company Sellers in accordance with Schedule G.
               (b) Subject to Section 2.6 and Section 2.7, Purchaser shall pay the Guaranteed Stock Amount promptly, and in any event within 10 Business Days, after the Purchaser Shareholder Approval has been obtained, by issuing to each CA Company Seller a number of unregistered, restricted shares of Purchaser common stock, $.01 par value (“Purchaser Common Stock”), equal to such CA Company Seller’s Proportionate Interest multiplied by the Guaranteed Stock Amount, divided by the Per Share Price. The number of shares issued to each CA Company Seller pursuant to this Section 2.3(b) shall be rounded down to the nearest whole share.
          2.4 Purchase Price Adjustment.
               (a) Statement of Net Working Capital. No later than 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers’ Representative a statement of the Net Working Capital of the Combined Companies as of the close of business on the Closing Date (“Purchaser’s Statement”), together with reasonable backup documentation to support the line items included therein. The Sellers’ Representative shall have a period of thirty (30) days from the receipt of Purchaser’s Statement (the “Review Period”) to review the Purchaser’s Statement and the Sellers’ Representative shall deliver to the Purchaser, prior to the expiration of the Review Period, either (i) a written notice of disagreement (a “Dispute Notice”)

with respect to any dispute relating to the Purchaser’s Statement, specifying in reasonable detail the nature and amount of such disagreement and including the Sellers’ determination of the Net Working Capital as of the Closing Date or (ii) a written statement accepting Purchaser’s Statement (an “Acceptance Notice”), in which case Purchaser’s Statement shall be final and binding, effective as of the date on which the Purchaser receives the Acceptance Notice. If the Sellers’ Representative does not deliver a Dispute Notice or an Acceptance Notice within the Review Period, then Purchaser’s Statement shall be final and binding, effective as of the first Business Day after the expiration of the Review Period.
               (b) Resolution of Disputes. If the Sellers’ Representative delivers a Dispute Notice to the Purchaser prior to the expiration of the Review Period, then Purchaser and the Sellers’ Representative shall attempt in good faith to resolve such dispute within fifteen (15) days from the date of the Dispute Notice (or such longer period as such parties may mutually agree). If the Purchaser and the Sellers’ Representative cannot reach agreement within such fifteen (15) day period (or such longer period as they may mutually agree), then the Purchaser and the Sellers’ Representative shall promptly refer the specific items in dispute to McGladrey & Pullen, LLP (the “Independent Auditor”) for binding resolution. The Independent Auditor shall work to resolve such dispute promptly and, to the extent practicable, within thirty (30) days from the date the dispute is submitted to the Independent Auditor. The Independent Auditor shall act based solely on the presentations of the Purchaser and the Sellers’ Representative and not by independent review unless, in the opinion of the Independent Auditor, independent review is reasonably necessary under the circumstances. Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the parties. The Independent Auditor shall deliver to the Purchaser and the Sellers’ Representative a written opinion setting forth the final determination of the Net Working Capital as of the Closing Date calculated in accordance with the provisions of this Agreement. The determination of the Independent Auditor shall be final and binding, effective as of the date the Independent Auditor’s written opinion is received by the Purchaser and the Sellers’ Representative. The fees, costs and expenses of the Independent Auditor shall be borne 50% by the Purchaser and 50% by the Sellers’ Representative on behalf of the Sellers.
               (c) Final Settlement. If the Final Net Working Capital is less than the Target Amount, the Sellers’ Representative shall, on behalf of the Sellers, within five (5) Business Days from the effective date of such final determination, pay to the Purchaser the amount of such difference, such payment to be made by wire transfer of immediately available funds to such bank account as the Purchaser may designate (or in the absence of any such designation, by corporate check mailed to the Purchaser). If the Final Net Working Capital is greater than the Target Amount, the Purchaser shall, within five (5) Business Days from the date of such final determination, pay to the Sellers’ Representative the amount of such difference, such payment to be made by wire transfer of immediately available funds to such bank account(s) as the Sellers’ Representative may designate, for pro rata distribution among the CA Company Sellers based on their respective Proportionate Interests.
               (d) Any payments made pursuant to this Section 2.4 shall be consistently treated as adjustments to the Purchase Price.
          2.5 Earnout Payments.

               (a) The First Earnout Amount shall only become due and payable to the CA Company Sellers if both of the following conditions are met with respect to the First Earnout Period (the “First Earnout Trigger”):
                    (i) Product Revenue is at least $7.9 million; and
                    (ii) Net New Subscriptions is at least 10,875.
               (b) The Second Earnout Amount shall only become due and payable to the CA Company Sellers if both of the following conditions are met with respect to the Second Earnout Period (the “Second Earnout Trigger”):
                    (i) Product Revenue is at least $11.9 million; and
                    (ii) Net New Subscriptions is at least 13,100.
               (c) The Third Earnout Amount shall only become due and payable to the CA Company Sellers if both of the following conditions are met with respect to the Third Earnout Period (the “Third Earnout Trigger”):
                    (i) Product Revenue is at least $16.8 million; and
                    (ii) Net New Subscriptions is at least 16,602.
               (d) Subject to Section 2.6 and Section 2.7, within 30 days following the date on which Purchaser’s delivery of the Earnout Notice for the First Earnout Period is due under Section 2.5(g), if the First Earnout Trigger has been met, Purchaser shall pay the First Earnout Amount by issuing to each CA Company Seller a number of shares of Purchaser Common Stock equal to such CA Company Seller’s Proportionate Interest multiplied by the First Earnout Amount, divided by the Per Share Price. The number of shares issued to each CA Company Seller pursuant to this Section 2.5(d) shall be rounded down to the nearest whole share.
               (e) Subject to Section 2.6 and Section 2.7, within 30 days following the date on which Purchaser’s delivery of the Earnout Notice for the Second Earnout Period is due under Section 2.5(g), if the Second Earnout Trigger has been met, Purchaser shall pay the Second Earnout Amount by issuing to each CA Company Seller a number of shares of Purchaser Common Stock equal to such CA Company Seller’s Proportionate Interest multiplied by the Second Earnout Amount, divided by the Per Share Price. The number of shares issued to each CA Company Seller pursuant to this Section 2.5(e) shall be rounded down to the nearest whole share.
               (f) Subject to Section 2.6 and Section 2.7, within 30 days following the date on which Purchaser’s delivery of the Earnout Notice for the Third Earnout Period is due under Section 2.5(g), if the Third Earnout Trigger has been met, Purchaser shall pay the Third Earnout Amount by issuing to each CA Company Seller a number of shares of Purchaser Common Stock equal to such CA Company Seller’s Proportionate Interest multiplied by the

Third Earnout Amount, divided by the Per Share Price. The number of shares issued to each CA Company Seller pursuant to this Section 2.5(f) shall be rounded down to the nearest whole share.
               (g) As soon as reasonably practicable, but in any event not more than 60 days after the end of each Earnout Period, Purchaser shall determine the amount of Product Revenue and Net New Subscriptions for such Earnout Period, and deliver written notice thereof which provides the particulars of such determination (each, an “Earnout Notice”) to the Sellers’ Representative, along with a statement signed by an officer of Purchaser as to whether the Earnout Trigger for such Earnout Period has been met. If so requested by the Sellers’ Representative, Purchaser shall consult with the Sellers’ Representative regarding such determination before the Earnout Notice is delivered and provide the Sellers’ Representative with reasonable access to all relevant information in connection therewith.
               (h) From the Closing Date until September 30, 2013, Purchaser agrees to prepare and preserve all books and records necessary for the determination of whether an Earnout Payment is due with respect to each Earnout Period (the “Earnout Records”). The Earnout Records shall be prepared in accordance with US GAAP, consistently applied. Purchaser shall permit Sellers’ Representative (or a person appointed by Sellers’ Representative), during the period that Purchaser is required to preserve books and records as set forth above, upon seven days prior written notice and during Purchaser’s regular business hours, to review and copy at Purchaser’s corporate offices, or another mutually acceptable location, all necessary accounting records and all work papers used by Purchaser in the preparation of the Earnout Records.
               (i) It is agreed that in some cases the Purchaser will sell products or software that generate Product Revenue from a customer (“Turnpike Products or Software”) and to the same customer sell products or software which are not Turnpike Products or Software (“XATA Products or Software”). It is agreed that in any such event pricing shall be allocated fairly; accordingly, it is further agreed that if a situation occurs that results in a discount being given to a customer in a transaction that includes both Turnpike Products or Software and XATA Products or Software, for purposes of determining Product Revenue such discount will be allocated between the Purchaser and the Companies pro rata in accordance with their respective portions of the transaction’s value.
               (j) The Sellers acknowledge and agree that (i) their sole and exclusive right under this Section 2.5 will be to receive the First Earnout Amount, Second Earnout Amount, and/or Third Earnout Amount, in each case if required by this Section 2.5, (ii) Purchaser will have the right to operate the Companies as it chooses, in its sole discretion, (iii) Purchaser is not under any obligation to provide any specific level of investment or financial assistance to the Companies or to undertake any specific actions (or to refrain from taking any specific actions) with respect to the operation of the Companies, (iv) Purchaser is not representing or warranting that any specific level of performance will be achieved or sought, and (v) Sellers will not have any claims against Purchaser arising from the failure of the Companies to achieve for any reason the First Earnout Trigger, Second Earnout Trigger, Third Earnout Trigger, or any other specific level of performance, so long as Purchaser acts in good faith.

          2.6 Non-Accredited US Sellers. Notwithstanding anything herein to the contrary, no shares of Purchaser Common Stock shall be issued pursuant to this Agreement to any Non-Accredited US Seller. At any time when shares of Purchaser Common Stock would, but for the terms of this Section 2.6, be required to be issued to a Non-Accredited US Seller pursuant to this Agreement, the Purchaser shall instead pay cash to such Non-Accredited US Seller in an amount equal to (i) the number of shares of Purchaser Common Stock that would have otherwise been issuable to such Non-Accredited US Seller, multiplied by (ii) the Per Share Price. Any such cash amounts to be paid by Purchaser shall be aggregated and paid by wire transfer of immediately available funds to such account as the Sellers’ Representative designates in writing, for appropriate allocation among the Non-Accredited US Sellers.
          2.7 Shareholder Approval.
               (a) Notwithstanding anything herein to the contrary, no shares of Purchaser Common Stock shall be issued pursuant to this Agreement unless the Purchaser Shareholder Approval has been obtained. The Purchaser shall use commercially reasonable best efforts to obtain the Purchaser Shareholder Approval.
               (b) If the Purchaser Shareholder Approval has not been obtained on or prior to the six-month anniversary of the Closing Date, then an amount in cash equal to the Guaranteed Stock Amount shall promptly be paid by Purchaser by wire transfer of immediately available funds to such account as the Sellers’ Representative designates in writing, for allocation among the CA Company Sellers pro rata in accordance with their Proportionate Interests, and Purchaser shall have no obligation to pay the Guaranteed Stock Amount in shares of Purchaser Common Stock.
               (c) If the Purchaser Shareholder Approval has not been obtained on or prior to the time that an Earnout Payment becomes due and payable pursuant to Section 2.5, then an amount in cash equal to such Earnout Payment shall promptly be paid by Purchaser by wire transfer of immediately available funds to such account as the Sellers’ Representative designates in writing, for allocation among the CA Company Sellers pro rata in accordance with their Proportionate Interests, and Purchaser shall have no obligation to pay such Earnout Amount in shares of Purchaser Common Stock.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS AS TO THE COMPANIES
          The Sellers, jointly and severally, represent and warrant to Purchaser as follows, subject to the exceptions set forth in the disclosure schedule attached hereto, which is numbered to correspond to the sections qualified by the disclosures thereon (the “Disclosure Schedule”).
          3.1 Organization and Authorization.
               (a) The CA Company is a corporation, duly organized, validly existing and in good standing under the Laws of the Province of Ontario and has all requisite corporate power and authority to (i) own, lease, and operate its properties and assets and to carry on its business as presently conducted and (ii) enter into this Agreement and the Ancillary Documents, perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The CA Company is qualified to do business in each jurisdiction in which the conduct of its business or ownership of its properties and assets make such qualification necessary, except for such jurisdictions in which the failure to be so qualified can be cured without material expense and will not render unenforceable any Contract to which the CA Company is a party or by which the CA Company or its assets is bound.
               (b) The US Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite company power and authority to (i) own, lease, and operate its properties and assets and to carry on its business as presently conducted and (ii) enter into this Agreement and the Ancillary Documents, perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. The US Company is qualified to do business in each jurisdiction in which the conduct of its business or ownership of its properties and assets make such qualification necessary, except for such jurisdictions in which the failure to be so qualified can be cured without material expense and will not render unenforceable any Contract to which the US Company is a party or by which the US Company or its assets is bound.
          3.2 Due Execution and Delivery; Binding Obligations.
               (a) The execution, delivery and performance of this Agreement and the Ancillary Documents by the CA Company has been duly authorized by all necessary action on the part of the CA Company. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by the CA Company, and this Agreement constitutes, and each Ancillary Document will constitute when executed, a legal, valid and binding agreement of the CA Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
               (b) The execution, delivery and performance of this Agreement and the Ancillary Documents by the US Company has been duly authorized by all necessary action on the part of the US Company. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by the US Company, and this Agreement constitutes, and each Ancillary Document will constitute when executed, a legal, valid and binding agreement of the US Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          3.3 Capitalization.
               (a) The authorized capital stock of the CA Company consists of an unlimited number of shares of common stock, no par value, of which 1,362,307 shares are issued and outstanding (such issued and outstanding shares, the “CA Company Common Stock”), an unlimited number of shares of class A preferred stock, no par value, of which 27,000 shares are issued and outstanding (such issued and outstanding shares, the “CA Company Preferred Stock”), and an unlimited number of shares of preference stock, no par value, of which zero shares are issued and outstanding. The CA Company Common Stock and the CA Company Preferred Stock together constitute the Shares. The Shares are duly and validly authorized, issued and outstanding, fully paid and non-assessable. No equity interest in the CA Company was issued in violation of any Organizational Document of the CA Company, any Law, or any preemptive right (or other similar right) of any Person. There are no: (1) outstanding subscriptions, options, warrants, put or call rights, preemptive rights, purchaser rights, subscription rights, conversion rights, exchange right or other securities, agreements or commitments of any nature, whether legal or equitable, and whether written or oral, whereby any Person has, or has a right to receive, any economic, voting, ownership or any other type of interest, equity or security in the CA Company; (2) agreements or commitments of any nature, whether legal or equitable, and whether written or oral, obligating the CA Company or any other Person to transfer, sell, purchase, redeem or otherwise acquire any securities of the CA Company; (3) equity appreciation, phantom stock, profit participation or similar right with respect to the CA Company or any agreement or commitment of any nature to establish the same, whether legal or equitable, and whether written or oral; or (4) except as set forth on Section 3.3(a) of the Disclosure Schedule, voting trust, proxy or other Contract with respect to any equity or voting interest in the CA Company. True and correct copies of the CA Company’s Organizational Documents have been made available to Purchaser.
               (b) The authorized capitalization of the US Company consists solely of the Membership Interests, and there are no other outstanding ownership interests of any kind with respect to the US Company. The Membership Interests are duly and validly authorized, issued and outstanding, fully paid and non-assessable. No equity interest in the US Company was issued in violation of any Organizational Document of the US Company, any Law, or any preemptive right (or other similar right) of any Person. There are no: (1) outstanding subscriptions, options, warrants, put or call rights, preemptive rights, purchaser rights, subscription rights, conversion rights, exchange right or other securities, agreements or commitments of any nature, whether legal or equitable, and whether written or oral, whereby any Person has, or has a right to receive, any economic, voting, ownership or any other type of interest, equity or security in the US Company; (2) agreements or commitments of any nature, whether legal or equitable, and whether written or oral, obligating the US Company or any other Person to transfer, sell, purchase, redeem or otherwise acquire any securities of the US Company; (3) equity appreciation, phantom stock, profit participation or similar right with respect to the US Company or any agreement or commitment of any nature to establish the same, whether legal or equitable, and whether written or oral; or (4) voting trust, proxy or other Contract with respect to any equity or voting interest in the US Company, other than the US Company’s Limited Liability Company Agreement dated as of February 23, 2006, which shall be terminated immediately prior to Closing. True and correct copies of the US Company’s Organizational Documents have been made available to Purchaser.
               (c) Neither Company owns, directly or indirectly, any voting securities or other equity interests in, or has the right to control, any other Person.
               (d) Turnpike Holdings, Inc., a Delaware corporation, has no interest in, title to, or right with respect to any asset or property of any kind other than the Membership Interests set forth opposite its name on Schedule B attached hereto. Turnpike Global Holdings Inc., an Ontario corporation, has no interest in, title to, or right with respect to any asset or property of any kind other than the shares of capital stock of Turnpike Holdings, Inc. held by it, which shares constitute all of the issued and outstanding shares of capital stock of Turnpike Holdings, Inc.
          3.4 No Conflict or Violation. Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the US Company or the CA Company nor the consummation of the transactions contemplated hereby will result in (i) a breach or violation of, a conflict with, or create a right or obligation under, the Organizational Documents of either Company, (ii) a violation by either Company of any applicable Law, (iii) a breach or violation by either Company of or default under any order, judgment, writ, injunction decree or award to which either Company is a party or by which either Company is bound, or (iv) a breach, violation of or a default under, conflict with or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to either Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under, any Contract to which any Seller or either Company is a party or by which any asset of either Company is bound. Except as set forth on Section 3.4 of the Disclosure Schedule, no consents, Permits, approvals or authorizations of, or notices, declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by either Company by virtue of, or in order to permit, the execution, delivery or performance of this Agreement by either Company or the consummation of the transactions contemplated hereby by either Company.
          3.5 Legal Proceedings, Orders and Judgments. Except as set forth on Section 3.5 of the Disclosure Schedule, there is no action, claim, suit, complaint, investigation, arbitration, hearing, or other proceeding pending, or to the Knowledge of the Companies, threatened against either Company, or any of such Company’s properties or assets, or to which either Company is a party. Neither Company, nor any of the assets or properties of either Company, is subject to any order, judgment, injunction, writ, indictment or information, grand jury subpoena or civil investigative demand, plea agreement, stipulation, decree or award (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances).
          3.6 Compliance with Law. At all times since their respective formation or incorporation, as applicable, the Companies have been operated in compliance in all material respects with all applicable Laws. Neither Company has received any notice from any Governmental Authority claiming any material violation of or material non-compliance with any Law. Each Company possesses and is in compliance in all material respects with each Permit necessary for such Company to own, operate and use its assets and conduct its business.
          3.7 Financial Statements.
               (a) Purchaser has been provided with a true, correct and complete copy of the Combined Audited Financial Statements of the Combined Companies for the fiscal year ended September 30, 2009, including the notes thereto. The Combined Audited Financial Statements have been prepared in accordance with US GAAP consistently applied during the respective periods covered thereby. The Combined Audited Financial Statements are true and correct in all material respects and fairly present in all material respects the financial condition of the Combined Companies as of the dates thereof and the results of operations of the Combined Companies for the periods covered thereby.
               (b) The financial records of each Company, all of which have been made available to Purchaser, are true, correct and complete in all material respects, represent actual, bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
          3.8 Absence of Undisclosed Liabilities. Neither Company has any liabilities or obligations (whether absolute or contingent) except for liabilities and obligations (i) reflected or reserved for on the most recent balance sheet included in the Combined Audited Financial Statements or disclosed in the notes to the Combined Audited Financial Statements; (ii) that have arisen since the date of such balance sheet in the ordinary course of business consistent with past practice, which are not in the aggregate material, and which do not arise out of, relate to or result from, and which are not in the nature of and were not caused by, any breach of contract, breach of warranty, tort, infringement or violation of applicable Law; or (iii) liabilities, commitments or obligations to the extent expressly disclosed in the Disclosure Schedule.
          3.9 Absence of Changes. Since September 30, 2009, (i) each Company has operated its business in the ordinary course, consistent with past practice, (ii) no change or event has occurred that, individually or in the aggregate, has had or would reasonably be anticipated to have a Material Adverse Effect, (iii) no material asset or property of either Company has been destroyed, damaged or otherwise lost (whether or not covered by insurance); and (iv) neither Company has:
               (a) sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any material assets other than sales of inventory in the ordinary course of business consistent with past practice;
               (b) acquired any material assets other than purchases of inventory in the ordinary course of business consistent with past practice, nor acquired or merged with any other Person;
               (c) changed any financial or Tax accounting practice, policy or method (except with respect to the New York sales and use tax);
               (d) made any loan, advance or capital contributions to or investment in any Person;
               (e) made any capital expenditure (or series of related capital expenditures) involving more than $50,000 or outside the ordinary course of business consistent with past practice;
               (f) (1) incurred any Indebtedness or entered into any guaranty of such Indebtedness, or (2) become subject to any material liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;

               (g) canceled or forgiven any material debts or claims or redeemed or repaid any Indebtedness outside of the ordinary course of business consistent with past practice;
               (h) delayed or postponed the payment of any accounts payable or other liabilities outside the ordinary course of business consistent with past practice;
               (i) except as set forth on Section 3.9(i) of the Disclosure Schedule, subjected any of its material assets to any Encumbrance, other than any Permitted Encumbrance;
               (j) (1) become a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise become obligated for any obligation of another Person for borrowed money, or (3) agreed to maintain the financial condition of any other Person;
               (k) (1) except in the ordinary course of business consistent with past practices, entered into any material Contract, or amended in any material fashion or terminated any material Contract to which such Company is or was a party or by which such Company’s assets are or were bound, or (2) waived, released or assigned any right or claim under any such material Contract;
               (l) (1) failed to prepare and timely file all Tax Returns relating to such Company required to be filed by it during such period or timely withhold and remit any employment Taxes applicable to such Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes, or (4) settled or compromised any Tax liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or took any other similar action relating to any Tax;
               (m) failed to preserve and prevent any material degradation in such Company’s relationship with any of its suppliers, customers, or others having material business relations with such Company;
               (n) except as set forth on Section 3.9(n) of the Disclosure Schedule, (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment or other employment relationship implied by applicable law, (3) increased the compensation or any fringe benefit of any director, manager, officer or employee or paid any benefit to any director, manager, officer or employee, other than pursuant to a then-existing plan or arrangement and in amounts consistent with past practice, or (4) granted any award to any director, manager, officer or employee under any bonus, incentive, performance or other compensation plan or arrangement (including the removal of any existing restriction in any benefit plan or agreement or award made thereunder);
               (o) amended such Company’s Organizational Documents;

               (p) declared, set aside or paid any dividend or made any distribution with respect to its capital stock or membership interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;
               (q) authorized or issued any shares of capital stock or membership interests, or any subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating such Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in such Company; or
               (r) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.
          3.10 Material Contracts.
               (a) Section 3.10 of the Disclosure Schedule lists each of the following Contracts to which either Company is a party or by which any properties or assets of either Company are bound (each such Contract, a “Material Contract”):
                    (i) each Contract involving the borrowing of money by, or any extension of credit to, either Company (including any loan agreement, promissory note, guarantee, letter of credit or similar Contract);
                    (ii) each Contract (or group of related Contracts) pursuant to which either Company is committed to make payments in excess of $25,000;
                    (iii) each Contract to sell, lease or otherwise dispose of any material assets or properties, either individually or in the aggregage, of either Company other than sales of inventory in the ordinary course of business consistent with past practice;
                    (iv) each Contract with a Material Customer;
                    (v) each joint venture, partnership, or similar Contract;
                    (vi) each Contract in the nature of or including a non-competition, non-solicitation or confidentiality agreement;
                    (vii) each employment or severance Contract;
                    (viii) each collective bargaining Contract;
                    (ix) each material Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the ordinary course of business);
                    (x) each Contract with any distributor or broker of products or services offered by either Company;

                    (xi) each Contract containing any form of most-favored pricing provision in favor of any customer of either Company; or
                    (xii) each other material Contract not entered into in the ordinary course of business of the Company.
               (b) The Companies have delivered to Purchaser true, correct and complete copies of each Material Contract. Each Material Contract is valid, binding and enforceable against the Company that is a party thereto and, to the Knowledge of the Companies, each other party thereto in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity. To the Knowledge of the Companies, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, any Material Contract or of any material right or liability under any Material Contract. Except as set forth on Section 3.10 of the Disclosure Schedule, neither Company is in material breach of any Material Contract, and no breach will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of the Companies, none of the other parties to any Material Contract is in material breach thereof.
          3.11 Material Customers. Section 3.11 of the Disclosure Schedule contains a true and complete list of each customer, or related group of customers, of the Companies (listing dollar amount of sales for each) that accounted for sales by the Companies in excess of $15,000 for the 12-month period ended on the date hereof (each, a “Material Customer”). As of the date hereof, except as set forth on Section 3.11 of the Disclosure Schedule, no customer of either Company has informed either Company, and to the Knowledge of the Companies there are no circumstances indicating, that such customer intends to cease doing business with such Company or to terminate or materially decrease its business with such Company. To the Knowledge of the Companies, the consummation of the transactions contemplated hereby will not adversely affect in any material manner either Company’s business relationship with any customer.
          3.12 Real Property. Neither Company owns (or has owned) any real property. Section 3.12 of the Disclosure Schedule sets forth a complete list of all Leases. The real property subject to the Leases constitutes all of the real property interests which are leased, licensed, used or occupied (or that have ever been leased, licensed, used or occupied) in whole or in part by either Company in connection with its business. Each Lease is valid, binding and enforceable against the Company that is a party thereto in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity. To the Knowledge of the Companies, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, any Lease or of any material right or liability under any Lease. Neither Company is in material breach of any Lease, and, to the Knowledge of the Companies, none of the other parties to any Lease is in material breach thereof. The Companies have provided to Purchaser true, complete and correct copies of each of the Leases. Neither Company has executed or given any estoppel certificates or similar instruments to any mortgagee or other third party that would preclude assertion of any claim by the tenant under any Lease, affect any of the tenant’s rights or obligations under such Lease or otherwise be binding upon any successor to such Company’s position under such Lease. Neither Company has contested, or is currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under any Lease. Except for the Leases, there are no leases, subleases or occupancy agreements in effect with respect to the real property affected by such Leases. There are no pending or, to the Knowledge of the Companies, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the real property covered by any Lease or any part thereof, or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.
          3.13 Tangible Property. Except as set forth on Section 3.13 of the Disclosure Schedule, each Company has good and marketable title to, or a valid leasehold interest in, all equipment, furniture and other tangible assets used in the ordinary course, or necessary for the conduct, of its business and operations, free and clear of any Encumbrances other than Permitted Encumbrances. All of the tangible assets, owned or leased by either Company are in good working order, ordinary wear and tear excepted, are free from any material defects, have been maintained in accordance with applicable industry standards, and are suitable for the purposes for which they are being used.
          3.14 Taxes.
               (a) Each Company has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws. All Taxes due and owing by each Company have been paid or are properly accrued for on the books of such Company whether or not shown as due on any return, and the Working Capital Taxes will be reflected as a current liability as part of the adjustment to the Purchase Price under Section 2.4. Neither Company is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Authority in a jurisdiction where either Company does not file Tax Returns that such Company is or may be subject to taxation by such jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable or contested in good faith) upon any asset of either Company.
               (b) Each Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.
               (c) No Governmental Authority has any reasonable basis to assess any additional Taxes with respect to either Company for any period for which a Tax Return has been filed. No Tax audit or Tax proceeding is pending or being conducted or, to the Knowledge of the Companies, is threatened by or under the authority of any Governmental Authority with respect to either Company. Neither Company has received from any Governmental Authority (including in any jurisdiction where such Company has not filed any Tax Return) any (1) notice indicating an intent to open an audit or other proceeding, (2) request for information related to Tax matters, or (3) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Company. Sellers have delivered to Purchaser correct and complete copies of each Tax Return, examination report, and statement of deficiency assessed against or agreed to by either Company that was filed or received since January 1, 2005.
               (d) Neither Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
               (e) Neither Company is a party to any Contract or other arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code (or any similar provision of applicable state, local, or foreign law). Neither Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each Company has disclosed on all of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company is a party to or bound by any Tax allocation or sharing Contract. Neither Company (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was such Company) and (B) has any liability or obligation for the Taxes of any Person (other than such Company) under Regulation 1.1502-6 (or any similar provision of applicable state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.
               (f) The unpaid Taxes of each Company, if any, (1) did not, as of the date of the Combined Audited Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Combined Audited Financial Statements (rather than in any notes thereto) and (2) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such Company in filing its Tax Returns. Since the date of the Combined Audited Financial Statements, neither the US Company nor the CA Company has incurred any liability or obligation for Taxes arising from extraordinary gains or losses, as such term is used in GAAP, outside the ordinary course of business.
               (g) Neither Company will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:
                    (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date;
                    (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) executed on or prior to the Closing Date;

                    (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law);
                    (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
                    (v) prepaid amount received on or prior to the Closing Date.
               (h) [Intentionally omitted]
               (i) Each CA Company Seller who is a non-resident of Canada within the meaning of the Income Tax Act (Canada) is (1) listed on Section 3.14(i) of the Disclosure Schedule, (2) a resident of the United States of America for purposes of the Canada — U.S. Income Tax Convention (1980), as amended (the “Treaty”), (3) entitled to the full benefits of Article XIII of the Treaty such that any gain arising on the disposition of the Shares is only taxable in the United States of America, and (4) for greater certainty, not limited to claiming benefits under the Treaty under Article XXIX-A of the Treaty.
               (j) There are no circumstances existing and no transaction or event or series of transactions or events has occurred which could result in the application of any of sections 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada) or any equivalent or analogous provision of any applicable Tax legislation to CA Company or any subsidiary. The CA Company and each subsidiary is not subject to a liability for Taxes of any other person, including without limitation, liability arising under section 160 of the Income Tax Act (Canada) or liability under any agreement under section 191.3 of the Income Tax Act (Canada). The CA Company has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada) with respect to all transactions and arrangements between the CA Company and any non-resident person, within the meaning of the Income Tax Act (Canada), with whom the CA Company was not dealing at arm’s length, within the meaning of the Income Tax Act (Canada).
          3.15 Permits. Each Company has all material Permits, if any, that are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted. There are no pending or, to the Knowledge of the Companies, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue, or alter in any respect that could adversely affect the ownership or leasing, operation or use of the assets or conduct of the business of either Company, any of the Permits, and each such Permit is in full force and effect.
          3.16 Intellectual Property.
               (a) Except as set forth on Section 3.16(a) of the Disclosure Schedule, each Company owns or otherwise holds the right to use all Intellectual Property necessary or desirable for the conduct of such Company’s business as currently conducted or as currently proposed to be conducted (the “Necessary IP Rights”). The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any

Necessary IP Rights, (ii) result in the creation of any Encumbrance with respect to any of the Necessary IP Rights, or (iii) release any source code from either Company from escrow with a third party.
               (b) Except as set forth on Section 3.16(b) of the Disclosure Schedule, there are no legal disputes or claims pending or, to the Knowledge of the Companies, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property of any Person by either Company or any of the Company Products or Company Services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP or of either Company’s rights under the Necessary IP Rights. Except as set forth on Section 3.16(b) of the Disclosure Schedule, to the Knowledge of the Companies, neither Company has infringed, misappropriated or otherwise violated any Intellectual Property of any Person.
               (c) (i) The Companies hold all right, title and interest in and to the Company IP, free and clear of any Encumbrance, other than Permitted Encumbrances, (ii) except for agreements disclosed in the Disclosure Schedules, or previously disclosed by a Company to the Purchaser, no Person, other than the Companies, possesses any current or contingent rights to license, sell or otherwise distribute or perform the Company Products or Company Services or any other products or services utilizing the Company IP, and (iii) except as set forth on Section 3.16(c) of the Disclosure Schedule, there are no material restrictions on the disclosure, use, license or transfer of the Necessary IP Rights, the Company IP, the Company Products, or the Company Services.
               (d) Section 3.16(d)(i) of the Disclosure Schedule contains a true and complete list of all Registered IP. The Companies have taken all actions necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required material information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate governmental authorities. Section 3.16(d)(i) of the Disclosure Schedule contains a true and complete list of all actions that must be taken within 90 days of either the date hereof or the Closing Date with respect to any of the Registered IP. The Companies have complied with all applicable notice and marking requirements for the Registered IP. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Companies, all of the Registered IP is valid and enforceable.
               (e) Section 3.16(e) of the Disclosure Schedule contains a true and complete list of (A) all agreements pursuant to which either Company has provided source code of any Company Product or related to Company Services or any part thereof to a third party, and (B) all third parties to whom either Company has granted a contingent right to receive the source code of any Company Product or any part thereof, whether pursuant to an escrow arrangement or otherwise.
               (f) The Companies have taken all reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, neither Company has made any of its material trade secrets or other material confidential or proprietary information that it intended to maintain as confidential (including source code with respect to

Company Products and Company Services) available to any other Person except pursuant to written agreements or other circumstances requiring such Person to maintain the confidentiality of such information or materials.
               (g) The Companies have obtained from all Persons (including current or former directors, managers, officers, employees and consultants) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, Company Product or Company Services valid and enforceable written assignments of any such rights to, and waivers of moral rights thereto in favor of, the Companies (to the extent such written assignments and waivers are necessary for the Companies to own all rights in or to any Company IP, Company Product or Company Services). Neither Company is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by such Company, or any successor to such Company, in any Company IP, Company Product, or Company Service.
               (h) The Companies have previously disclosed to Purchaser all Company Products and Company Services.
               (i) Except as set forth on Section 3.16(i) of the Disclosure Schedule, no Company Product or Company Service (including any Company Product or Company Service currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (collectively, “Publicly Available Software”), nor has any Publicly Available Software been used in the creation of any Company Product or Company Service. All Publicly Available Software used by either Company has been used in its entirety and without modification. Neither Company has incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of, any Company Product or Company Service on the disclosure, licensing or distribution of any source code for any portion of such Company Product or Company Service.
               (j) To the Knowledge of the Companies, the Company Products, the Company Services, and the other IT Assets do not contain or use any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of any IT Assets, or any Company Product or the Company Services by their authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”).
               (k) Except as disclosed in the Disclosure Schedules, neither Company has transferred ownership of, or granted any exclusive license with respect to, any Company IP to any other Person.
               (l) No funding, facilities or personnel of any governmental agency were used, directly or indirectly, to develop or create, in whole or in part, any Company IP,

Company Product, or any Company Service. Neither Company is (or has ever been) a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel either Company to grant or offer to any other Person any license or right to any Company IP.
               (m) The IT Assets operate and perform in all material respects in a manner that permits the Companies to conduct their business as currently conducted and, to the Knowledge of the Companies, no person has gained unauthorized access to any IT Asset. The Companies have implemented reasonable backup and disaster recovery processes consistent with industry best practices.
               (n) The Companies have disclosed to Purchaser all computer data bases owned by either Company which include, without limitation, customer and prospective customer mailing lists (the “Owned Data Bases”). The Companies have full and exclusive right, title and ownership, freely transferable, in all of the Owned Data Bases, including all intellectual property rights associated therewith, free and clear of any Encumbrances. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will trigger any obligation on the part of either Company to place into, hold or release any Owned Data Base in escrow. The data in the Owned Data Base was developed and collected solely through the effort of the Companies and none of the data is derived from any source other than through use of the Company Products and the Company Services. No derivative work of any of the Owned Data Bases exists separate from such Owned Data Bases.
               (o) The Company Products and the Company Services are as described in their respective Documentation in all material respects and functionally perform in accordance with such Documentation in all material respects.
          3.17 Employee Matters and Benefit Plans.
               (a) Section 3.17(a) of the Disclosure Schedule lists the following: (i) the names and titles of all Employees together with the location of their employment; (ii) the date each Employee was hired; (iii) the rate of annual remuneration of each Employee at the date hereof, any bonuses paid since the end of the Companies’ last completed financial year; (iv) the names of all retired employees of the Companies who are entitled to benefits from the Companies and the nature of such benefits; and (v) the names of all non-active employees, the reason they are non-active employees, whether they are expected to return to work and, if so, when, and the nature of any benefits to which such non-active employees are entitled from the Companies. Except as disclosed in the Disclosure Schedule, no Employee is employed under a contract which cannot be terminated by the CA Company with or without notice, except for those Employees who are employed on indefinite hirings requiring reasonable notice of termination by applicable Canadian law.
               (b) No Employees are represented by any labor organization, and neither Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization. There have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Companies, threatened to be brought or filed with the National Labor Relations Board, the

Canada Industrial Relations Board, the Ontario Labor Relations Board, or any other labor relations tribunal or Governmental Authority with respect to any Employees.
               (c) There are no strikes, work stoppages, slowdowns, job actions, disputes, lockouts, arbitrations, or grievances or other material labor disputes pending or, to the Knowledge of the Companies, threatened, against or involving either Company. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Companies, threatened by or on behalf of any Employee or group of Employees. To the knowledge of the Companies, there have been no actual or threatened and there are no pending union organizing activities involving the Employees and the Companies do not have any labor problems that might adversely affect the business or lead to an interruption of operations.
               (d) Except as set forth on Section 3.17(d) of the Disclosure Schedule, neither Company has received written notice of any complaints, charges, or claims against it and, to the Knowledge of the Companies, there are no complaints, charges or claims threatened to be brought or filed with any Governmental Authority, based on, arising out of, in connection with, or otherwise relating to the hiring, employment or termination of employment of any individual by either Company.
               (e) There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act or any similar Canadian, state, provincial, or foreign statute or law in respect of either Company within the six months prior to the date of this Agreement.
               (f) The Sellers have provided the Purchaser with all inspection reports under Occupational Health and Safety Acts relating to the CA Company. There are no outstanding inspection Orders nor any pending or threatened charges made under any Occupational Health and Safety Acts relating to the CA Company. There have been no fatal or critical accidents within the last three years which might lead to charges involving the CA Company under Occupational Health and Safety Acts. The CA Company has complied in all respects with any Orders issued under Occupational Health and Safety Acts. There are no appeals of any Orders under Occupational Health and Safety Acts relating to the CA Company which are currently outstanding.
               (g) There are no notices of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “assessments”) or any other communications related thereto which the CA Company has received from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the business of the CA Company is carried on. There are no assessments which are unpaid on the date hereof or which will be unpaid at the Closing Date, and there are no facts or circumstances which may result in an increase in liability to the CA Company from any applicable workers’ compensation or workplace safety and insurance legislation, regulations or rules after the Closing Date.
               (h) Section 3.17(h) of the Disclosure Schedule contains (i) a true and complete list of each Company Benefit Plan in effect as of the date of this Agreement, (ii) a list of all insurance policies with respect to Company Benefit Plans, and (iii) a list of all self insurance arrangements for Company Benefit Plans. Neither Company is a party to or bound by, nor does either Company have any liability or contingent liability with respect to, any Company Benefit Plan other than those listed in Section 3.17(h) of the Disclosure Schedule.
               (i) Neither the US Company nor any ERISA Affiliate currently maintains, nor at any time in the six calendar years ending immediately prior to the calendar year in which the Closing Date occurs maintained or had an obligation to contribute to, any defined benefit pension plan subject to Title IV of ERISA, or any “multiemployer plan” as defined in Section 3(37) of ERISA, or any defined benefit pension or superannuation plan or scheme that is or was subject to the laws of any jurisdiction outside of the United States.
               (j) No Company Benefit Plan is or, if it were to be properly registered would be, a “registered pension plan” as defined in subsection 248(1) of the Income Tax Act (Canada). The CA Company is the only participating employer in the Company Benefit Plans in which Employees of the CA Company participate.
               (k) With respect to each Company Benefit Plan, each Company has made available to Purchaser a true and complete copy of the plan documents and any amendments thereto; if the plan is required to file an annual report with any governmental authority (e.g., Form 5500 annual reports, if any, in the United States), copies of the annual reports filed for the last three plan years with accompanying schedules; the current summary plan description for each Company Benefit Plan covering Employees in the United States for which a summary plan description is required, or similar employee disclosure documents for each Company Benefit Plan covering Employees in Canada; and each trust agreement, insurance contracts, or other funding vehicles associated with a Company Benefit Plan or related to the funding of a Company Benefit Plan.
               (l) Each Company Benefit Plan complies, and has complied (except for any noncompliance that has been fully addressed and resolved as of the date hereof including, where applicable, to the satisfaction of applicable Governmental Authorities), in all material respects with the applicable provisions of, and has been administered in material compliance with and if applicable, is in good standing under, all applicable Laws (including the Code and ERISA with respect to a plan in the United States, and applicable pension, insurance and securities law, the Income Tax Act (Canada) and the Guidelines for Capital Accumulation Plans with respect to a plan in Canada, and all other applicable Laws, including applicable data privacy directives).
               (m) There is no pending or, to the Knowledge of the Companies, threatened claim, legal action, proceeding, audit, or investigation against or involving any Company Benefit Plan, other than routine claims for benefits. No filings have been made or are currently pending with respect to any Company Benefit Plan that is a plan in the United States under any voluntary compliance program of the Internal Revenue Service or the Department of Labor. Neither Company nor any plan fiduciary has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject such Company or any person that such Company has an obligation to indemnify to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

               (n) Each Company Benefit Plan that meets or purports to meet the requirements of Section 401(a) of the Code is qualified in form and operation under Section 401(a) of the Code and has received a current favorable determination letter from the Internal Revenue Service. Each Company Benefit Plan that is registered under the Income Tax Act (Canada) is the subject of a current registration letter from the Canada Revenue Agency.
               (o) All contributions or payments with respect to or on behalf of Employees that were required to be made by either Company or by an ERISA Affiliate under the terms of the Company Benefit Plans or applicable Law have been made on a timely basis.
               (p) No Company Benefit Plan provides for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
               (q) Any Company Benefit Plan that is a nonqualified deferred compensation plan subject to the requirements of Code Section 409A by its terms is in compliance with the requirements of Code Section 409A and applicable guidance and regulations in effect from time to time thereunder, and has been operated in compliance with such requirements. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.
               (r) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of (including the forgiveness of indebtedness), any payment or benefit to any employee, officer, manager, or director of either Company under a Company Benefit Plan, or result in any limitation on the right of either Company to amend, merge or terminate any Company Benefit Plan or related trust.
               (s) Except as disclosed on Section 3.17(s) of the Disclosure Schedule, each Employee of the US Company is an employee-at-will, and the US Company would have no obligation to make severance payments to any Employee if it were to terminate the Employee’s employment with the US Company.
               (t) None of the Employees or independent contractors engaged by either Company as of the date of this Agreement has given notice terminating his or her contract of employment or engagement with the Company with which he or she has a contract of employment or engagement.
               (u) None of the Employees has been provided or is under notice of dismissal, nor is there any liability outstanding to any Employee or independent contractor engaged by either Company as at the date of this Agreement or any former employee of either Company or any individual formerly engaged as an independent contractor by either Company, except for remuneration or other benefits accruing due, and no such remuneration or other benefit that has fallen due for payment has not been paid.

               (v) With respect to all Employees and former employees of either Company, each Company: (i) is in compliance in all material respects with all applicable Laws respecting labor and employment, including all employment standards, human rights, labor relations, occupational health and safety, pay equity, employment equity, employee privacy and workers’ compensation or workplace safety and insurance legislation and there are no outstanding claims, complaints, investigations, prosecutions or orders under such legislation; (ii) is in compliance with all employment practices, terms and conditions of employment and wages and hours; (iii) has withheld and reported in a timely manner all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments; (iv) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the foregoing; and (v) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation/insurance benefits, social security, or other benefits or obligations (other than routine payments to be made in the normal course of business and consistent with past practice).
               (w) No employee or former employee of the US Company, or family member thereof, is receiving continuation coverage through the US Company under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as of the date of this Agreement.
          3.18 Environmental Matters.
               (a) Each Company is in compliance in all material respects with all Environmental Laws. Each Company has obtained and is in compliance, in all material respects, with all Permits that may be required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as currently conducted.
               (b) Neither Company has received any notice regarding any actual or alleged violation of Environmental Laws, including any investigatory, remedial or corrective obligations, arising under Environmental Laws.
               (c) Neither Company has installed, used, generated, treated, disposed of, or arranged for the disposal of any Hazardous Substances in any manner so as to create any liability or obligation under any Environmental Law or any other liability for either Company or Purchaser.
          3.19 Insurance.
               (a) Section 3.19(a) of the Disclosure Schedule lists all policies to which each Company is a party or under which any of its assets, employees, officers, managers, or directors (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each such policy, an “Insurance Policy”). Section 3.19(a) of the Disclosure Schedule also lists all self-insurance arrangements affecting either Company.
               (b) With respect to each Insurance Policy: (1) such Insurance Policy is legal, valid, binding, enforceable, and in full force and effect; (2) such Insurance Policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (3) neither

Company is, and to the Knowledge of the Companies, no other party to such Insurance Policy is, in breach or default thereunder (including regarding payment of premiums or giving of notices); and (4) no event has occurred that (with or without the passage of time or giving of notice) would constitute such a breach or default, or permit termination, modification, cancellation or acceleration under such Insurance Policy. Neither Company has received any notice of any actual or threatened modification or cancellation of, or default under, any Insurance Policy.
          3.20 Affiliate Transactions. Except for the Contracts listed on Section 3.20 of the Disclosure Schedule, no Seller nor any officer, manager, director, employee, stockholder, or Affiliate of any Seller or of either Company is a party to any Contract or transaction with, or has any claim for indemnification under applicable Law or any agreement against, either Company or has any interest in any property, real or personal or mixed, tangible or intangible, of either Company.
          3.21 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of any Seller or any Affiliate of any Seller or either Company in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, is or will be entitled to any broker’s or finder’s or similar fees or other commissions from either Company as a result of this Agreement or the transactions contemplated hereby.
          3.22 Accounts Receivable. All accounts receivable (including any notes receivable) of either Company that are reflected on the Combined Audited Financial Statements or on the accounting records of either Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed by the Companies in the ordinary course of business consistent with past practices. The Accounts Receivable are and will be as of Closing current and collectible net of any reserves therefor shown on the Combined Audited Financial Statements or such accounting records (which reserves are adequate and calculated consistent with the Companies’ past practice). There is no contest, claim or right of set-off (other than returns in the ordinary course of business which are not, individually or in the aggregate, material) under any Contract with any obligor of any Account Receivable regarding the amount or validity of such Account Receivable.
          3.23 Inventory. With respect to the inventory of each Company, (a) all such inventory is in good and merchantable condition and is fit for the purpose for which it is intended, (b) all of such inventory is of a quality usable and salable in the ordinary course of business consistent with past practices, (c) none of such inventory is slow-moving, obsolete, damaged, or defective, and (d) none of such inventory is on consignment. The inventory of the Combined Companies is valued on the Combined Audited Financial Statements at the lesser of cost or fair market value net of reserves in accordance with GAAP.
          3.24 Powers of Attorney. There is no outstanding power of attorney with respect to either Company.
          3.25 Product Warranties. Each product manufactured, sold, licensed, or delivered by the Company is, or was at all times when such actions occurred, in material conformance with all applicable contractual obligations and all applicable express and implied warranties. Neither Company has any liability (and to the Knowledge of the Companies there is no reasonable basis for any proceeding against either Company that could give rise to any liability) for replacement or repair or other damages in connection with product warranty claims, subject only to the reserve for product warranty claims shown on the face of the Combined Audited Financial Statements (rather than in any notes thereto). The Companies have disclosed to Purchaser any guaranty, warranty, or other indemnity to which any Company Product is subject.
          3.26 Products Liability. To the Knowledge of the Companies, neither Company has any liability, and there is no reasonable basis for any proceeding against either Company that could give rise to any liability, arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product manufactured, sold, licensed, or delivered by the Company prior to the Closing Date.
          3.27 Material Suppliers. Section 3.27 of the Disclosure Schedule lists the suppliers (listing dollar volume for each) of products and services to the Companies that involve payments by the Companies in excess of $50,000 for the 12-month period ended as of the date of this Agreement. Neither Company has received any communication indicating that, and, to the Knowledge of the Companies, there are no circumstances indicating that, any current supplier of either Company is terminating, materially reducing or making a materially adverse change in, or intends to terminate, materially reduce, or make a materially adverse change in, any aspect of its or any of its Affiliate’s business relationship with either Company. To the Knowledge of the Companies, the consummation of the transactions contemplated hereby will not adversely affect in any material manner either Company’s business relationship with any current supplier.
          3.28 Indebtedness. All Indebtedness of the Companies is disclosed in the Combined Audited Financial Statements. Neither Company is in default with respect to any Indebtedness. Sellers have delivered to Purchaser true, correct, and complete copies of all documents relating to any Indebtedness of either Company.
          3.29 Privacy Matters.
               (a) Disclosure to the Purchaser. The disclosure or transfer of the Personal Information by the Companies to any Person and transfer of the Personal Information by the Companies to the Purchaser as part of the Purchaser’s due diligence and as contemplated by this Agreement or any ancillary agreement complies in all material respects with applicable Privacy Laws and is consistent with the Privacy Policies.
               (b) Compliance. The Companies carry on and have carried on their business in compliance in all material respects with all Privacy Laws wherever such Personal Information may be situate.
               (c) Consent. Where consent of an individual to the collection, use or disclosure of Personal Information is required, either by law or in accordance with the Privacy Policies such consent has been obtained in accordance in all material respects with Privacy Law and with the Privacy Policies.

               (d) Purposes. All Personal Information held by the Companies was collected and is used and disclosed by the Companies for reasonable and legitimate purposes in accordance in all material respects with Laws and the Privacy Policies.
               (e) Agents. Where an information protection agreement was required, such agreements were entered into by the applicable Company and the applicable agent or third party.
               (f) No Changes in Privacy Laws. To the Knowledge of the Companies, there are no pending or proposed changes to Privacy Laws which would render unlawful or restrict the operations of the Companies, or any part thereof, or the manufacture, sale, distribution or provision of any Company Products or Company Services by the Companies.
               (g) No Investigations, Orders or Offences.
                    (i) there are no current or unresolved requests for access to Personal Information, nor is any Company the subject of a complaint, audit, review, investigation or inquiry or similar proceeding, made under any Privacy Law;
                    (ii) no order has been issued, nor any recommendations made, by any privacy commissioner or other data protection authority, in respect of either of the Companies or any of their authorized agents, of Personal Information held by or on behalf of either Company or of any privacy practices or procedures of either Company;
                    (iii) neither Company has been charged with or convicted of an offence for non-compliance with or breach of any Privacy Law nor has either Company been fined or otherwise sentenced for non-compliance with or breach of any Privacy Law nor has a Company settled any prosecution short of conviction for non-compliance with or breach of any Privacy Law;
                    (iv) neither Company has received any notice of judgment or commencement of proceedings of any nature, or experienced any search and seizure related to, any breach or alleged breach of or non-compliance with any Privacy Law; and
                    (v) to the Knowledge of the Companies, there are no facts or circumstances that could give rise to breach or alleged breach of, or non-compliance with, any Privacy Law.
          3.30 Full Disclosure. In all material respects and to the Knowledge of the Companies, the representations and warranties contained in this Article III do not contain any untrue statements or omit a material fact necessary to make the statements and information in this Article III not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
          Each Seller, severally and not jointly, represents and warrants to Purchaser as follows with respect only to such Seller.
          4.1 Organization and Authorization; Capacity. If such Seller is an entity, such Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its state of incorporation or formation, as applicable, and has all requisite power and authority to enter into this Agreement and the Ancillary Documents, perform its obligations hereunder and thereunder, and consummate the transactions contemplated hereby and thereby. If such Seller is a natural person, such Seller has the legal capacity to execute and deliver this Agreement and the Ancillary Documents, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
          4.2 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance of this Agreement and the Ancillary Documents has been duly authorized by all necessary action on the part of such Seller. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by such Seller, and this Agreement constitutes, and each Ancillary Document will constitute when executed, a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          4.3 Title to Shares and Membership Interests. Each CA Company Seller owns, of record and beneficially, the Shares set forth opposite such CA Company Seller’s name on Schedule A attached hereto, and at the Closing such Shares will be free and clear of all Encumbrances, except for restrictions on transfer under foreign, federal, provincial, and state securities Laws. Each US Company Seller owns, of record and beneficially, the Membership Interests set forth opposite such US Company Seller’s name on Schedule B attached hereto, and at the Closing such Membership Interests will be free and clear of all Encumbrances, except for restrictions on transfer under foreign, federal, and state securities Laws.
          4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by such Seller nor the consummation of the transactions contemplated hereby by such Seller will result in (i) a breach or violation of, a conflict with, or create a right or obligation under, the Organizational Documents of such Seller, if such Seller is an entity, (ii) a violation by such Seller of any applicable Law, (iii) a breach or violation by such Seller of or default under any order, judgment, writ, injunction decree or award to which such Seller is a party or by which such Seller or such Seller’s Shares and/or Membership Interests, as applicable, are bound, or (iv) a breach, violation of or a default under, conflict with or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to such Seller, or result in the creation of any Encumbrance under, any Contract or other obligation to which such Seller’s Shares and/or Membership Interests, as applicable, may be subject. No consents, Permits, approvals or authorizations of, or notices, declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by such Seller by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          4.5 Regulation D Securities. In connection with the acquisition of the Securities, each of the CA Company Sellers listed on Schedule C hereto (the “Accredited US Sellers”) represents to Purchaser as follows:
               (a) Such Seller has been provided the opportunity to ask questions and receive answers concerning Purchaser and the transaction in which the Securities are being issued, and to obtain any other information it deems necessary to verify the accuracy of the information provided to it; and has otherwise acquired information about Purchaser sufficient to reach an informed and knowledgeable decision to acquire its pro rata portion of the Securities. Such Seller is acquiring its pro rata portion of the Securities for its own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act.
               (b) Such Seller is aware of the provisions of Rule 144 promulgated by the SEC under the Securities Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of the issuer), in a nonpublic offering subject to the satisfaction of certain conditions.
               (c) Such Seller understands that the Securities have not been registered under any state, provincial or other securities laws, nor has any prospectus been filed with respect thereto, and may not be offered or sold without compliance with applicable state, provincial or other securities laws, whether through registration of the offer and sale of the Securities, the filing of, and obtaining of a final receipt for, a prospectus in respect of such offer and sale of the Securities, or in reliance upon one or more exemptions from registration or prospectus requirements available under state, provincial or other securities laws.
               (d) Such Seller further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration or prospectus requirements is otherwise available. In addition, such Seller understands that the certificate evidencing its pro rata portion of the Securities will be imprinted with a legend in substantially the following form:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY PROVINCIAL, STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO XATA CORPORATION THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
               (e) Such Seller acknowledges that the Securities being sold to the Foreign Sellers are being offered and sold in reliance upon Regulation S under the Securities Act and in reliance on the prospectus exemption from Ontario securities laws relating to securities issued in connection with a takeover bid and that Purchaser will refuse to register any transfer of such Securities not made in accordance with the provisions of Regulation S or Canadian securities laws, pursuant to registration under the Securities Act, pursuant to a prospectus for which a final receipt has been issued by the applicable securities regulatory authority, or pursuant to an available exemption from registration, or a combination of the foregoing as applicable. Such Seller agrees that stop-transfer instructions may be filed with respect to such Securities with the transfer agent for such Securities. Such Seller acknowledges that the Securities acquired by such Seller may not be offered or sold in the United States or to “U.S. persons” as defined in Rule 902(k) of Regulation S under the Securities Act, unless they are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.
               (f) Such Seller has carefully read this Agreement and has discussed the limitations upon the such Seller’s ability to dispose of the Securities with the Seller’s counsel, to the extent the Seller has felt necessary.
               (g) Such Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.
          4.6 Regulation S Securities. In connection with his, her or its acquisition of the Securities, each of the CA Company Sellers listed on Schedule D hereto (the “Foreign Sellers”) represents to Purchaser as follows:
               (a) Such Seller is not a “U.S. person” as defined in Rule 902(k) of Regulation S under the Securities Act and will not be acquiring any of the Securities for the account or benefit of any such “U.S. person.”
               (b) Such Seller is aware of the provisions of Rule 144, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of the issuer), in a nonpublic offering subject to the satisfaction of certain conditions.
               (c) Such Seller understands that the Securities have not been registered under any state or other securities laws and may not be offered or sold without compliance with applicable state or other securities laws, whether through registration of the offer and sale of the Securities or in reliance upon one or more exemptions from registration available under state or other securities laws.
               (d) Such Seller further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, such Seller understands that the certificate evidencing its pro rata portion of the Securities will be imprinted with a legend in substantially the following form:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD,

TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO XATA CORPORATION THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
               (e) Such Seller acknowledges that the Securities being sold to the Foreign Sellers are being offered and sold in reliance upon Regulation S under the Securities Act and that Purchaser will refuse to register any transfer of such Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. Such Seller agrees that stop-transfer instructions may be filed with respect to such Securities with the transfer agent for such Securities. Such Seller acknowledges that the Securities acquired by such Seller may not be offered or sold in the United States or to “U.S. persons” as defined in Rule 902(k) of Regulation S under the Securities Act, unless they are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.
               (f) Such Seller is acquiring its pro rata portion of the Securities for such Seller’s own account, and such Seller shall not dispose of any of the Securities in any manner that would violate the Securities Act or any applicable rule or regulation promulgated thereunder. Such Seller agrees not to engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act.
               (g) Such Seller acknowledges that the offer of Securities is being made to such Seller outside the United States and that this Agreement was delivered to such Seller and executed by such Seller outside the United States.
               (h) Such Seller has carefully read this Agreement and has discussed the limitations upon the such Seller’s ability to dispose of the Securities with the Seller’s counsel, to the extent the Seller has felt necessary.
          4.7 Non-Accredited US Sellers. Each of the CA Company Sellers listed on Schedule E hereto represents to Purchaser that such Seller is a Non-Accredited US Seller.
          4.8 Legal and Other Advice; Access to Information. Each Seller that will receive Securities hereunder has consulted with its own counsel and accountant for advice concerning the various legal, tax and economic considerations relating to the prospective investment, including the limitations on trading the Securities and the resale restrictions imposed by applicable securities laws. Each Seller acknowledges that Purchaser has made no representation regarding any applicable hold periods or other resale restrictions, that such Seller is solely responsible to determine what the restrictions are and for compliance therewith. Each Seller has been provided the opportunity to ask questions and receive answers concerning Purchaser and the transaction in which the Securities are being issued and the transactions contemplated by the Financing Agreement, and to obtain any other information it deems necessary to verify the accuracy of the information provided to it; and has otherwise acquired information about Purchaser sufficient to reach an informed and knowledgeable decision to acquire its pro rata portion of the Securities (including without limitation a copy of the Financing Agreement and related agreements, and any other material information about the transactions contemplated thereby).
          4.9 No Other Representations. Each Seller makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the Ancillary Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Sellers as follows:
          5.1 Organization and Authorization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
          5.2 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, Purchaser’s Organizational Documents, (ii) a material violation by Purchaser of any applicable Law, or (iii) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound. No consents, Permits, approvals or authorizations of, or declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          5.4 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of Purchaser or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein except for such fees that will be payable by Purchaser or by either Company after the Closing.
          5.5 Investment Intent. Purchaser is acquiring the Shares and the Membership Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser has no present intention of selling, granting participation in, or otherwise distributing the Shares or the Membership Interests. Purchaser is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. Purchaser understands that neither the Shares nor the Membership Interests have been registered under the Securities Act, and that neither the Shares nor the Membership Interests may be sold, transferred or otherwise disposed of without registration under the Securities Act, or an exemption therefrom. Purchaser has such knowledge and experience in financial, Tax, and business matters in general, and investments in securities in particular, so as to enable Purchaser to evaluate the merits and risks of an investment in the Shares and the Membership Interests and to make an informed investment decision with respect to an investment in the Shares and the Membership Interests.
          5.6 Issuance of Shares of Purchaser Common Stock. Subject to receipt of the Purchaser Shareholder Approval, the Securities have been duly authorized and reserved, and, upon issuance in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable.
          5.7 Financing Agreement. Purchaser has provided Sellers’ Representative with a true and correct copy of the Financing Agreement, as executed by the parties thereto.
          5.8 No Other Representations and Warranties. Purchaser makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the Ancillary Documents.
ARTICLE VI
COVENANTS
          6.1 Access to Information. Between the date of this Agreement and the Closing, the Seller Parties shall afford Purchaser and its authorized representatives reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, books, and records of each Company, and shall promptly deliver or make available to Purchaser information concerning the business, properties, assets, and personnel of each Company as Purchaser may from time to time reasonably request.
          6.2 Conduct of the Business. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, each Company shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or as consented to in writing by Purchaser, neither Company shall:
               (a) amend its Organizational Documents;
               (b) authorize or issue any shares of capital stock or any subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in such Company;
               (c) sell, transfer, dispose of, or agree to sell, transfer, or dispose of, any material assets other than sales of inventory in the ordinary course of business consistent with past practice;

               (d) acquire any material assets other than purchases of inventory in the ordinary course of business consistent with past practice, or acquire or merge with any other Person;
               (e) change any financial or Tax accounting practice, policy or method;
               (f) make any loan, advance or capital contributions to or investment in any Person;
               (g) incur any indebtedness for borrowed money or enter into any guarantee of such indebtedness;
               (h) cancel or forgive any material debts or claims or redeem or repay any Indebtedness;
               (i) grant any Encumbrance on any asset, other than any Permitted Encumbrance;
               (j) become a guarantor with respect to any obligation of any other Person, (2) assume or otherwise became obligated for any obligation of another Person for borrowed money, or (3) agree to maintain the financial condition of any other Person;
               (k) (1) enter into any material Contract, or amend or terminate (other than upon expiration in accordance with its terms) in any respect that is or was material and adverse to the Company any material Contract to which the Company is or was a party, or (2) waive, release or assign any material right or claim under any such material Contract;
               (l) (1) fail to prepare and timely file all Tax Returns relating to such Company required to be filed by it during such period or timely withhold and remit any employment Taxes applicable to such Company, (2) file any amended Tax Return, (3) make or change any election with respect to Taxes, or (4) settle or compromise any Tax liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or took any other similar action relating to any Tax;
               (m) fail to preserve, or fail to prevent any degradation in, such Company’s relationship with any of its suppliers, customers or others having material business relations with such Company;
               (n) (1) adopt, enter into, amend or terminate any Company Benefit Plan, bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual, except as required to comply with applicable Law, (2) enter into or amend any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) increase the compensation or any fringe benefit of any director, officer or management-level employee or pay any benefit to any director, officer or management-level employee, other than pursuant to a then-existing plan or arrangement and in amounts consistent with past practice, or

(4) grant any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation plan or arrangement (including the removal of any existing restriction in any benefit plan or agreement or award made thereunder); or
               (o) authorize, commit or agree to take any of the foregoing actions.
          6.3 Regulatory and Other Authorizations; Consents; Permits. Each party hereto shall use its commercially reasonable efforts to obtain and provide all authorizations, notifications, consents, orders and approvals of any Governmental Authority that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Sellers, Purchaser and the Company shall each use commercially reasonable efforts to obtain, as soon as practicable, the consent of each other Person that is required under any Contract, Lease, Permit or otherwise as a result of the transactions contemplated by this Agreement; provided, however, that prior to the Closing, Purchaser shall not contact such Persons without the prior written consent of the Company, and that the responsibility for obtaining such consents is that of the Seller Parties. Without limiting the generality of the foregoing, Purchaser agrees to provide such assurances as to financial capability, resources and credit worthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder; provided, however, that Purchaser is not required to make any payment to any other Person regarding any authorizations, consents, orders or approvals.
          6.4 Confidentiality. For a period of five years from the Closing Date (except for all trade secrets of either Company, for which the period shall continue until it is no longer a trade secret as a result of disclosure of such information by persons other than the Sellers and their employees and representatives) each Seller will hold, and will use its reasonable best efforts to cause its representatives and Affiliates to hold, in confidence, except to the extent required by applicable Law, all confidential information regarding either Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Seller, (ii) in the public domain through no fault of such Seller or (iii) later lawfully acquired by such Seller from sources (other than either Company or its employees, or the Purchaser or any of its subsidiaries) that are not under a non-disclosure or confidentiality obligation in favor of either Company or the Purchaser or any of its subsidiaries; provided, that such Seller may disclose such information (A) to its representatives who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Documents so long as such persons are informed by such Seller of the confidential nature of such information and are directed by such Seller to treat such information confidentially and (B) to the extent required to defend any claim asserted against such Seller or assert any claim that may be available to such Seller. The Seller shall be responsible for any failure to treat such information confidentially by such persons. Each Seller specifically acknowledges and agrees that (1) this Section 6.4 and each term hereof are reasonable and necessary to ensure that the Purchaser receives the expected benefits of acquiring the Shares and the Membership Interests, (2) the Purchaser has refused to enter into this Agreement in the absence of this Section 6.4 and (3) breach of this Section 6.4 will harm the Purchaser to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of a breach by any Seller of this Section 6.4, the Purchaser (in addition to all other remedies the Purchaser may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the Seller from committing or continuing such breach.
          6.5 Publicity. Except as may be required by applicable Law and regulations, no Seller Party shall, or shall allow any of its Affiliates, to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of Purchaser. Purchaser shall use reasonable efforts to provide Sellers’ Representative with prior notice of, and an opportunity to review and comment on, the initial public announcement of the transactions contemplated hereby, provided that the timing and contents of such announcement shall remain in Purchaser’s sole discretion.
          6.6 Indemnification of Officers and Directors. For a period of not less than six years after the Closing, Purchaser shall, and shall cause each Company to, (i) indemnify, defend and hold harmless the officers, directors, employees and agents of such Company to the fullest extent permitted under applicable Law against Damages arising out of claims brought or made by third parties based on the actions of such persons in their capacities as officers, directors, employees or agents of such Company prior to the Closing, and (ii) maintain in full force and effect and honor, all obligations to indemnify the officers, directors, employees and agents of such Company and to advance expenses existing in favor of such persons in effect as of the Closing Date under the laws of such Company’s jurisdiction of organization or as provided in the Organizational Documents of such Company or in any written agreement between such Company, on the one hand, and any such Person, on the other hand.
          6.7 Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Sellers for certain tax matters following the Closing Date:
               (a) Tax Periods Ending On or Before the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) which are filed after the Closing Date. Purchaser shall permit Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence at least 15 days prior to the due date for such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Sellers’ Representative. Sellers shall reimburse Purchaser for Taxes of the Companies with respect to all Pre-Closing Tax Periods. Such reimbursement payment will be made at least 3 days before payment by Purchaser or the Companies of such Taxes to the extent such Taxes in the aggregate exceed the aggregate amount of Taxes reflected in Final Net Working Capital.
               (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Companies for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser shall permit Sellers’ Representative to review and comment on each such Tax Return described in the preceding sentence at least 15 days prior to the due date for such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Sellers’ Representative. Sellers shall pay to Purchaser within 3 days before the date on which

Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date to the extent such Taxes in the aggregate exceed the aggregate amount of Taxes reflected in the Final Net Working Capital. For purposes of this Section 6.7, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the applicable Company.
               (c) Cooperation on Tax Matters. Purchaser and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The party that is liable for the payment of any Taxes under this Agreement shall control such audit, litigation or other proceeding with respect to such Taxes and shall control the decision as to any settlement. Such party shall also pay all costs and expenses in connection with such audit, litigation or other proceeding (including any cost of cooperation of the other party). The Companies and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
               (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
               (e) Post-Closing Notification for non-Canadian Sellers. The Purchaser shall complete a “Notification of an Acquisition of Treaty-Protected Property from a Non-Resident Vendor” form T2062C with respect to each non-Canadian CA Company Seller that is listed on Section 3.14(i) of the Disclosure Schedule. Each such Seller shall complete the “Non-

resident Vendor Certification” Part D of such T2062C. The Purchaser shall file such completed forms T2062C in respect of each non-Canadian CA Company Seller on or before the date that is 30 days after the Closing Date in the manner required by applicable laws and shall provide each non-Canadian CA Company Seller with evidence of such timely filing in a form satisfactory to each such Seller, acting reasonably.
          6.8 Further Assurances. Each party will execute, acknowledge and deliver such documents and instruments reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of giving effect to the transactions contemplated by this Agreement.
          6.9 Post-Closing Maintenance of Records. The Purchaser shall: (i) maintain all books and other records, including without limitation, Tax Returns of the Company (the “Records”) for 7 years after the Closing Date, (ii) grant the Sellers access to the Records at any reasonable time, and from time to time, upon request by the Sellers in connection with any reasonable business purpose; and (iii) permit Sellers to make copies of such Records for the foregoing purposes, at Sellers’ expense. The Sellers may retain copies of such Records as they deem necessary after the Closing.
          6.10 Employees and Employee Benefit Plans.
               (a) Purchaser agrees that for a one year period following the Closing it shall, or shall cause one of its Affiliates to, provide the Affected Employees with employee benefits and compensation that are substantially comparable in the aggregate either to (i) those provided to other similarly situated employees of the Purchaser or (ii) those provided as of the Closing Date to the Affected Employees by the Companies. For purposes of this Agreement, “Affected Employees” shall mean Employees and former employees of the Companies as of the Closing Date and, if applicable, any of their dependents, beneficiaries, qualified beneficiaries under COBRA and alternate payees.
               (b) Nothing contained herein shall obligate Purchaser to employ, or offer to employ, or cause the Companies to continue to employ, any current or former employee of either Company, to retain any Employees for any specific period, to institute or maintain any levels of compensation or benefit plans or arrangements, or otherwise to take or continue any actions with respect to the Employees after the Closing, it being understood that no Employee is intended to or shall receive by reason of this Agreement, other than by operation of law due to the consummation of the transactions contemplated herein, any direct or third party beneficiary rights against Purchaser.
               (c) Except as expressly set forth in this Agreement, Purchaser shall have at all times complete discretion to determine the specific benefit plans, programs, policies and arrangements to be provided to Employees; however, Employees shall be given credit for purposes of eligibility and vesting under each employee benefit plan, program, policy or arrangement of Purchaser or any Affiliate thereof in which the Employees are eligible to participate for all service with the applicable Company (to the extent such credit was given for a similar purpose by a comparable employee benefit plan, program, policy or arrangement, if any, of the applicable Company). Purchaser shall take all reasonable steps to ensure that each

Employee’s vacation and personal time off accrued through the Closing Date shall continue to be honored after the Closing Date.
          6.11 Purchaser Shareholder Approval.
               (a) The Seller Parties acknowledge that, in order to issue shares of Purchaser Common Stock pursuant to Section 2.5 hereof, Purchaser will be required by applicable Law and regulations (including the Minnesota Business Corporation Act and the rules and regulations of the SEC and the NASDAQ stock market ) to first obtain the approval of its shareholders (the “Purchaser Shareholder Approval”) with respect to (i) an amendment to the Purchaser’s articles of incorporation and (ii) certain other matters in connection with the issuance of such shares and other matters in connection with the Financing Agreement, as required by the rules and regulations of the NASDAQ stock market. After the date of this Agreement, Purchaser shall prepare and cause to be filed with the SEC a proxy statement (the “Proxy Statement”) in connection with a meeting of Purchaser’s shareholders for the purpose of seeking the Purchaser Shareholder Approval (the “Purchaser Shareholders Meeting”). Purchaser shall use all reasonable efforts (i) to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, (ii) to respond promptly to any comments of the SEC on the Proxy Statement, and (iii) to cause the Proxy Statement to be mailed to Purchaser’s shareholders. The Seller Parties shall use all reasonable efforts to provide, or assist Purchaser in the preparation of, all information about the Seller Parties and the transactions contemplated hereby that is required by applicable Law and regulations (including the Minnesota Business Corporation Act and the rules and regulations of the SEC and the NASDAQ stock market ) to be included in the Proxy Statement.
               (b) The Purchaser’s board of directors (the “Board”) has determined to recommend that the Purchaser’s shareholders approve of all matters necessary to give the Purchaser Shareholder Approval, and to include a statement to that effect in the Proxy Statement and in any additional soliciting materials relating to the Purchaser Shareholders Meeting (the “Purchaser Board Recommendation”). The Purchaser will, and will use its best efforts to, within one-hundred twenty (120) days after the date hereof (and in any event no later than the date of the next annual meeting of shareholders of the Purchaser), in accordance with its articles of incorporation and bylaws, and with applicable law (including the Minnesota Business Corporation Act and the rules and regulations of the SEC and the Nasdaq), duly call, give notice of, and convene and hold the Purchaser Shareholders Meeting, regardless of whether the Purchaser Board Recommendation is later withdrawn or modified in a manner adverse to the Purchasers. Except to the extent the Board determines on advice of counsel to be restricted from doing so by its fiduciary duties to the shareholders of the Purchaser under applicable law, (i) the Board will include the Purchaser Board Recommendation in the Proxy Statement and in any additional soliciting materials relating to the Purchaser Shareholders Meeting, and (ii) the Purchaser Board Recommendation shall not be withdrawn or modified in a manner adverse to the Purchasers, and no resolution by the Board or any committee thereof to withdraw or modify the Purchaser Board Recommendation in a manner adverse to the Purchasers shall be adopted. The Purchaser will use its best efforts to solicit and obtain the Shareholder Approval.

          6.12 Covenant Not to Compete.
               (a) Each Seller hereby agrees that, throughout the period that begins on the Closing Date and ends on the third anniversary of the Closing Date (the “Non-Compete Period), except for the covenants and restrictions contained in Section 6.12(a)(iv) hereof which will last indefinitely, such Seller will not at any time directly or indirectly:
                    (i) own, operate, invest in, lend money to, consult with, render services to, act as agent for, acquire or hold any interest in (i) any business of any nature that competes with any business owned or operated by the Companies as of the Closing Date or (ii) any corporation, partnership, association or other entity of any nature that owns, operates or has an interest in any business described in the immediately preceding clause (i) (except that nothing herein will prohibit any Seller from owning not more than one percent of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);
                    (ii) solicit, request, advise or induce any present or potential customer, supplier or other business contact of the Companies to cancel, curtail or otherwise adversely change its relationship with the Companies;
                    (iii) criticize or disparage in any manner or by any means (whether written or oral, express or implied) Purchaser, either Company or any aspect of Purchaser’s or the Company’s management, policies, operations, products, services, practices or personnel; or
                    (iv) use any name to promote a separate business that includes (i) the words “Turnpike” or “Global” or “Technologies,” or any confusingly similar combination or variation of any of such words, in any geographical area or (ii) any other name that implies a connection or affiliation with Purchaser or the Companies.
               (b) The Sellers specifically acknowledge and agree that (1) this Section 6.12 and each term hereof are reasonable and necessary to ensure that the Purchaser receives the expected benefits of acquiring the Shares and the Membership Interests, (2) the Purchaser has refused to enter into this Agreement in the absence of this Section 6.12 and (3) breach of this Section 6.12 will harm the Purchaser to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of a breach by any Seller of this Section 6.12, the Purchaser (in addition to all other remedies the Purchaser may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the Sellers from committing or continuing such breach.
          6.13 No Shopping. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, none of the Seller Parties will, and the Seller Parties will cause their Affiliates and representatives not to, directly or indirectly, solicit, encourage, facilitate, participate, or engage in (including by way of discussions, negotiations, or furnishing any nonpublic information concerning the businesses, properties, or assets of the Companies), any proposal made by a Person other than the Purchaser for a merger or other business combination involving either Company, for the acquisition of any equity or ownership interest in either Company, or for the acquisition of a substantial portion of the assets of either Company.
          6.14 Lock-Up and Sale Limitation Agreement. Each Seller agrees that, (i) from the date the Purchaser Shareholder Approval is obtained, and (ii) from each of the dates upon which the First Earnout Amount, Second Earnout Amount and Third Earnout Amount are paid (if at all, in each case), through the 6 month anniversary of each such date (the “Lock-Up Periods”), such Seller will not, without the prior written consent of Purchaser, (a) offer, sell, contract to sell, pledge or otherwise dispose of (“Transfer”), directly or indirectly, any shares of Purchaser Common Stock or securities convertible into or exchangeable or exercisable for any shares Purchaser Common Stock, (b) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of Purchaser Common Stock, or (c) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement; provided however that the Lock-Up Periods set forth in clause (ii) above shall only apply to the Sellers listed on Exhibit E hereto. Further, each Seller listed on Exhibit E agrees that, from the expiration of each Lock-Up Period through the 24 month anniversary of such expiration, such Seller shall not directly or indirectly Transfer during any continuous three (3) month period a number of shares of Purchaser Common Stock that exceeds one percent of the Company’s outstanding common stock (as shown on the most recent report or statement published by the Company as of the date of Transfer)
          6.15 Registration of Purchaser Common Stock. Purchaser shall use its reasonable best efforts to cause any shares of Purchaser Common Stock issued pursuant to this Agreement to be registered with the SEC for resale by the CA Company Sellers holding such shares on a registration statement on Form S-3 (the “Registration Statement”); provided, however, that the foregoing covenant shall not apply to any shares of Purchaser Common Stock issued pursuant to this Agreement that may be sold in compliance with Rule 144 following expiration of the Lock-Up Period.
          6.16 Audit. The Purchaser shall be responsible for payment of the fees and expenses of the independent auditor incurred in connection with preparation of the Combined Audited Financial Statements.
          6.17 Financing Agreement. Purchaser shall consummate the transactions contemplated by the Financing Agreement simultaneously with the Closing hereunder.
ARTICLE VII
CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE
          The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

          7.1 Accuracy of Sellers’ Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct when made and on and as of the Closing Date as though made at that time (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifications included therein (other than defined terms such as “Material Customers” and “Material Contracts”) and except for those representations and warranties that speak as to a stated date, in which case such representation shall be true and correct as of such date), except to the extent that the failure of the representations and warranties of Sellers, taken as a whole, to be true and correct would not reasonably be expected to have a Material Adverse Effect, to materially delay the Closing or to materially and adversely affect the ability of Purchaser or Sellers to consummate the transactions contemplated by this Agreement.
          7.2 Performance of Seller Parties’ Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by any Seller Party at or before the Closing Date shall have been duly and properly performed, satisfied and complied with at or before the Closing Date.
          7.3 No Governmental Order or Adverse Law. There shall not be any applicable Law that restrains, prohibits or enjoins (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There shall not be any pending or threatened proceeding, order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority that seeks to restrain, prohibit or enjoin (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of, or otherwise challenge the validity of, the consummation of any transaction contemplated herein.
          7.4 Deliverables. Purchaser shall have received from each Seller each of the deliverables described in Section 10.2.
          7.5 Contemporaneous Closing. All conditions of closing for the benefit of the Purchaser under the Frey Purchase Agreement shall have been satisfied or shall have been waived by it and the transactions contemplated thereby shall have closed as contemplated thereby.
          7.6 No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.
          7.7 Required Consents. The Sellers shall have obtained and delivered to Purchaser a written consent to the transactions contemplated by this Agreement, in form and substance reasonably acceptable to Purchaser, from each of the parties (and with respect to each of the contracts or other instruments) set forth on Exhibit D.
          7.8 Good Standings. Purchaser shall have been furnished with certificates from appropriate authorities, dated within 5 days of the Closing Date, as to the good standing of each Company and each Seller that is not a natural person, in their respective jurisdictions of incorporation or formation, as applicable.

ARTICLE VIII
CONDITIONS PRECEDENT TO SELLERS’ PERFORMANCE
          The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Sellers:
          8.1 Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct when made and on and as of the Closing Date as though made at that time (without regard to any “materiality” qualifications included therein), except to the extent that the failure of the representations and warranties of Purchaser, taken as a whole, to be true and correct would not reasonably be expected to materially delay the Closing or to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.
          8.2 Performance of Purchaser’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed, satisfied and complied with by Purchaser at or before the Closing Date.
          8.3 No Governmental Order or Adverse Law. There shall not be any applicable Law that restrains, prohibits or enjoins (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There shall not be any pending or threatened proceeding, order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority that seeks to restrain, prohibit or enjoin (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of, or otherwise challenge the validity of, the consummation of any transaction contemplated herein.
          8.4 Deliverables. Sellers shall have received from Purchaser each of the deliverables described in Section 10.3.
ARTICLE IX
TERMINATION PRIOR TO CLOSING
          9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing:
               (a) By the mutual written consent of Purchaser and Sellers;
               (b) By Purchaser, by prior written notice to the Sellers, if (1) any of the Sellers or either Company commits a material breach of any of the terms of this Agreement, and (2) such breach is not cured within 15 days after Purchaser has notified Sellers of its intent to terminate pursuant to this Section 9.1(b); or
               (c) By Sellers, by prior written notice to Purchaser, if (1) Purchaser commits a material breach of any of the terms of this Agreement, and (2) such breach is not cured within 15 days after the Sellers have notified Purchaser of their intent to terminate pursuant to this Section 9.1(c).
          9.2 Effect on Obligations. Termination of this Agreement pursuant to Section 9.1 shall terminate all obligations of the parties hereunder, and upon such termination this Agreement shall become void and have no effect without any liability on the part of any party, except for the obligations under 6.5 (Publicity), 11.2 (Indemnification Obligations), and Article XII (Miscellaneous Provisions); provided, however, that termination shall not relieve any party defaulting or breaching this Agreement from any liability for such default or breach (or be deemed a waiver of any right of the non-defaulting or non-breaching party in connection therewith). The exercise of a right of termination of this Agreement is not an election of remedies.
ARTICLE X
THE CLOSING
          10.1 Closing. Subject to the satisfaction and/or waiver of the conditions set forth herein, the consummation of the sale and purchase of the Shares and the Membership Interests (the “Closing”) shall occur on the date hereof following satisfaction and/or waiver of the conditions to the Closing (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or on such other date as may be mutually agreed to by the parties (the “Closing Date”). Closing will be effective as of 12:01 a.m. on the Closing Date.
          10.2 Sellers’ Obligations. At the Closing, each Seller shall deliver to Purchaser:
               (a) the certificate(s) representing the Shares and the Membership Interests being sold by such Seller, accompanied by stock or membership interest transfer power(s), as applicable, duly executed on behalf of such Seller, and otherwise in a form acceptable for transfer on the books of the applicable Company and approved in advance by the Purchaser (such approval not to be unreasonably withheld);
               (b) a certificate, dated the Closing Date, from each of the Companies and such Seller, signed by an authorized officer of each Company and by such Seller (or by an authorized officer of such Seller, if such Seller is not a natural person), certifying that the conditions specified in Section 7.1 and Section 7.2 above have been fulfilled;
               (c) a duly executed resignation, effective as of the Closing, from each director of the CA Company and each director/manager of the US Company;
               (d) the true, correct and complete minute books and ownership records of each Company;
               (e) a certificate of a duly authorized officer of such Seller, if such Seller is not a natural person, in a form approved in advance by Purchaser (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the Organizational Documents of such Seller, in each case as are then in full force and effect, (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors (or other managing body) of such Seller authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of such Seller and the transactions contemplated herein and therein, in each case as are then in full force and effect, and (3) as to the incumbency and signatures of the officers or other authorized persons of such Seller;
               (f) a certificate of a duly authorized officer of the CA Company, in a form approved in advance by Purchaser (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the Organizational Documents of the CA Company, in each case as are then in full force and effect, (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of the CA Company authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the CA Company and the transactions contemplated herein and therein, in each case as are then in full force and effect and (3) as to the incumbency and signatures of the officers of the CA Company; and
               (g) a certificate of a duly authorized officer of the US Company, in a form approved in advance by Purchaser (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the Organizational Documents of the US Company, in each case as are then in full force and effect, (2) that attached thereto is a true, correct and complete copy of the resolutions of the board of directors (or other managing body) of the US Company authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the US Company and the transactions contemplated herein and therein, in each case as are then in full force and effect and (2) as to the incumbency and signatures of the officers of the US Company.
          10.3 Purchaser’s Obligations. At the Closing, Purchaser shall:
               (a) pay the Closing Cash Amount in accordance with Section 2.3;
               (b) deliver to the Sellers’ Representative a certificate, dated the Closing Date, from Purchaser and signed by an authorized officer of Purchaser, certifying that the conditions specified in Section 8.1 and Section 8.2 above have been fulfilled; and
               (c) deliver to the Sellers’ Representative a certificate of a duly authorized officer of Purchaser in a form approved in advance by Sellers (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying (1) that attached thereto is a true, correct and complete copy of the Organizational Documents of Purchaser, in each case as are then in full force and effect, (2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Purchaser and the transactions contemplated herein and therein, in each case as are then in full force and effect and (3) as to the incumbency and signatures of the officers or other authorized persons of Purchaser.

ARTICLE XI
INDEMNIFICATION
          11.1 Survival of Representations and Warranties. All representations and warranties under this Agreement shall survive the Closing through September 30, 2010, at which date such representations and warranties shall terminate; provided, however, that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.14, 3.21, 4.1, 4.2, 4.3, 4.4, 5.1, 5.2, 5.3, 5.4, and 5.6 (collectively, the “Specified Representations”) shall survive until the expiration of the applicable statutes of limitations. For each claim for indemnification under this Agreement regarding a breach of representation or warranty that is made prior to the expiration of the survival period for such representation or warranty, such claim and associated right to indemnification will not terminate before final determination and satisfaction of such claim.
          11.2 Indemnification Obligations.
               (a) Indemnification by Sellers. Sellers shall indemnify and hold harmless Purchaser and each Company (after Closing) and their respective officers, directors, managers, members, and employees (collectively, the “Purchaser Indemnified Parties”) from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Damages resulting from, arising out of, based on, or relating to any untruth, inaccuracy or breach of representation, warranty, covenant, or agreement of the Sellers or either Company in this Agreement, the Disclosure Schedule, or any Ancillary Document. The indemnification obligations of Sellers hereunder shall be joint and several; provided, however, that the indemnification obligations of Sellers hereunder shall be several (not joint and several) with respect to any (i) untruth or inaccuracy of the representations and warranties set forth in Article IV and (ii) breaches of any covenant or agreement by a Seller.
               (b) Indemnification by Purchaser. Purchaser shall, and from and after the Closing, the Companies shall, indemnify and hold harmless Sellers, their Affiliates and any of their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”) from and against, and shall reimburse the Seller Indemnified Parties for, any and all Damages, resulting from, arising out of, based on, or relating to any untruth, inaccuracy or breach of representation, warranty, covenant, or agreement of Purchaser in this Agreement, the Disclosure Schedule, or any Ancillary Document.
               (c) Limitations on Liability. Notwithstanding the rights of the Indemnified Parties to indemnification under this Article XI, and except with respect to claims for fraud or intentional misrepresentation, or claims for breaches of covenants, an Indemnifying Party’s indemnification obligations to the Indemnified Party shall be limited as follows:
                    (i) an Indemnifying Party shall only be liable for Damages that are based on an untruth, inaccuracy or breach of representation or warranty in this Agreement, the Disclosure Schedule or any Ancillary Document, other than a breach of the Specified Representations (which shall not be so limited), if and to the extent such Damages exceed $50,000 in the aggregate (the “Deductible”); provided, however, that if the aggregate amount of such Damages exceeds the Deductible, then Indemnifying Party will be obligated for all such Damages, subject to the other terms of this Article XI;

                    (ii) the aggregate amount of all Sellers’ liability for Damages under this Article XI on the one hand, and the aggregate amount of Purchaser’s liability for Damages under this Article XI on the other hand, other than for breaches of the Specified Representations (which shall not be so limited), shall not exceed the First Earnout Amount (the “Cap”); and
                    (iii) Purchaser’s sole recourse for indemnification claims by it under this Article XI, except with respect to claims for breaches of the Specified Representations, shall be pursuant to Section 11.7.
               (d) Claims for Indemnity. Whenever a claim for Damages shall arise for which an Indemnified Party shall be entitled to indemnification hereunder other than a third party claim addressed by Section 11.2(e), such Indemnified Party shall notify the Indemnifying Party in writing within 15 days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such claim. Such notice shall specify in reasonable detail the facts and circumstances known to the Indemnified Party regarding the claim and shall explain in reasonable detail the basis on which the Indemnified Party claims a right to indemnity, including citation to relevant sections of this Agreement, and, if estimable, shall estimate the amount of the liability arising therefrom. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent, and only to the extent, the Indemnifying Party is able to demonstrate it was prejudiced by such failure. If the Indemnifying Party shall be duly notified of such indemnity claim, the parties shall attempt to settle and compromise the same, or if unable to do so within 30 days of the Indemnified Party’s delivery of notice of indemnity claim, the parties may pursue such legal proceedings as may be lawfully available to them. Any rights of indemnification established by reason of such settlement or proceedings shall thereafter be paid and satisfied by the Indemnifying Party promptly after such date that the indemnified amount is finally determined.
               (e) Defense of Third Party Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party for which the Indemnified Party seeks indemnification hereunder, the Indemnifying Party shall have the right to assume the defense of such claim, except if (i) the aggregate amount of the potential obligations of the Indemnified Party regarding such claim is reasonably likely to exceed the maximum obligations of the Indemnifying Party under this Agreement regarding such claim, or (ii) it is reasonably likely that such third party claim will adversely affect the Indemnified Party, other than as a result of money damages. The Indemnifying Parties and the Indemnified Parties shall cooperate to the extent reasonably requested by the other in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other in connection therewith. To elect to conduct such defense, the Indemnifying Party must give written notice of such election to the Indemnified Party within 15 days (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights) after the Indemnified Party gives the corresponding initial claim notice to the Indemnifying Party (otherwise, such right to conduct such defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such defense if it fails to continue to actively and diligently conduct such defense. Also, if the Indemnifying Party validly makes such election, the Indemnified Party will have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party (except that the Indemnifying Party will be responsible for the fees and expenses of the Indemnified Party’s counsel if the Indemnified Party reasonably concludes that counsel to the Indemnifying Party has a conflict of interest), and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party will keep the Indemnified Party reasonably informed of all matters material to such defense and third party claim at all stages thereof, and there will be no settlement or compromise of such third party claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice in any manner that the Indemnified Party reasonably deems appropriate, the costs of which shall be at the Indemnifying Party’s expense in the event that the Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or other legal proceeding. In no circumstance may the Indemnified Party compromise or settle a claim with a third party for which it has an established right to indemnification from the Indemnifying Party without first obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          11.3 Exclusive Remedy. Except for claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement, the indemnification provided in this Article XI will constitute the exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as the case may be, and their respective successors and assigns, from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the transactions contemplated by this Agreement, including without limitation, any breach of any representation or warranty herein or the non-fulfillment of any agreement or covenant herein or in any other agreement, document, or instrument required hereunder.
          11.4 Materiality Qualifiers. For purposes of this Article XI, in determining the amount of Damages resulting from, arising out of, based on, or relating to an untruth, inaccuracy or breach of a representation or warranty in this Agreement, the Disclosure Schedule or any Ancillary Document, all “material,” “materiality” or “Material Adverse Effect” qualifications included therein will be ignored, and such representation or warranty will for such purpose be read and interpreted without regard to any such qualification (provided that any such qualification will be taken into account to determine whether an untruth, inaccuracy or breach of a representation or warranty has occurred.
          11.5 Effect of Knowledge. No right or obligation under this Article XI will be waived or otherwise affected by any knowledge of Purchaser or by any investigation, due diligence or verification by or on behalf of Purchaser on or before the date hereof or at or before Closing. All representations, warranties, covenants and agreements herein will be deemed to be relied upon by each party, and none will be waived by any failure to pursue any action or by consummation of the transactions contemplated herein, except to the extent stated herein.

          11.6 Adjustments to Purchase Price. Any payments made pursuant to this Article XI shall be consistently treated as adjustments to the Purchase Price for all purposes by Sellers and Purchaser.
          11.7 Right of Set Off. Purchaser will have the right to set off the amount of any Damages related to any claim for indemnification under this Agreement against the First Earnout Amount. Such right of set off will be Purchaser’s sole recourse for indemnification claims by it under this Article XI, except with respect to claims for breaches of the Specified Representations.
          11.8 Patent Claims. The parties agree that, notwithstanding anything else contained in this Agreement, the Sellers shall not have any liability whatsoever to Purchaser or its affiliates (including liability for Damages, liability under Section 11.2 or otherwise) for any demand, action, claim, suit or other proceeding brought by any person at any time arising out of any infringement, misappropriation or violation of any patent by either Company unless, with respect to such patent proceeding, the Sellers have breached the representations and warranties in Section 3.5 (Legal Proceedings, Orders and Judgments) or 3.16(b) (Intellectual Property).
ARTICLE XII
MISCELLANEOUS PROVISIONS
          12.1 Fees and Expenses. Except as otherwise provided herein, Purchaser, on the one hand, and the Sellers, on the other hand, shall pay all costs and expenses incurred on behalf of such party(ies) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants; provided, however, that the fees and expenses incurred by the Companies in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of the Companies’ attorneys and accountants, will be the responsibility of the Sellers. For the avoidance of doubt, any such fees and expenses incurred by the Companies, to the extent not paid prior to the Closing Date, shall be included in the calculation of Working Capital Liabilities (as defined on Exhibit A hereto) for purposes of the adjustment contemplated by Section 2.4 hereof.
          12.2 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Purchaser (or either Company after the Closing):	XATA Corporation 965 Prairie Center Drive Eden Prairie, MN 55344 Attn: Mark Ties Facsimile No.: (952) 641-5848

with a copy to:	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Michael Coddington, Esq. Facsimile No.: (612) 766-1600

If to Sellers’ Representative:	Brendan Staub Turnpike Global Technologies Inc. 2401 Bristol Circle, Suite C-100 Oakville, ON L6H 5S9 Facsimile No.: (416) 946-1106

with a copy to:	WeirFoulds LLP Attn: Ralph Kroman The Exchange Tower 1600 — 130 King Street West PO Box 480 Toronto, ON M5X1J5 Facsimile No.: 416-365-1876
Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by air courier, or (iii) upon confirmation of transmission, if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section 12.2 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.
          12.3 Schedules. The inclusion of any information in any Schedule attached hereto will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Schedule, that such information is required to be listed in such Schedule. The headings, if any, of the individual sections of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to the sections of this Agreement for convenience, and the disclosure of an item in one Schedule as an exception to a particular covenant, representation or warranty will be deemed disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item.
          12.4 Entire Agreement. This Agreement, together with the Disclosure Schedule, and the Standard Non-Disclosure Agreement, dated July 1, 2009, between Purchaser and the Companies, sets forth the entire agreement between the parties with regard to the subject matter hereof, and supersedes all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.
          12.5 Governing Law. The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the Laws of the State of Minnesota, without regard to the Laws of such State as to choice or conflict of Laws.
          12.6 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
          12.7 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of the other party, and any such attempted assignment shall be null and void.
          12.8 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.
          12.9 No Third Party Beneficiaries. Except as otherwise specifically set forth herein, nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof; provided, however, that, for greater certainty, it is acknowledged that, for purposes of the indemnification protection afforded by Article XI hereof, the Purchaser is entering into this Agreement on its own behalf and as agent and trustee for the other Purchaser Indemnified Parties and each of the Sellers is entering into this Agreement on its own behalf and as agent and trustee for the Seller Indemnified Party(ies) with which it is associated.
          12.10 Sellers’ Representative. Each Seller hereby appoints the Sellers’ Representative as his or her attorney-in-fact, authorizing him to act on such Seller’s behalf to supervise the Closing on behalf of the Sellers, to execute and deliver any Ancillary Documents and any instruments of transfer or other documents required of the Sellers and to receive all documents to be delivered by Purchaser at the Closing, to take all actions (including giving any approvals or consents) and make all decisions contemplated by this Agreement (whether to be given before or after Closing), and take any other action permitted or required by this Agreement or any Ancillary Document to be taken on behalf of the Sellers or any particular Seller, and to administer all other matters related hereto. The Sellers’ Representative may be removed or replaced by one or more Sellers who together, as of the date hereof, hold a majority of the outstanding common stock of the CA Company; provided, that Purchaser consents to such replacement Sellers’ Representative, which consent will not be unreasonably withheld. Each of the Sellers hereby agrees that (i) the Sellers’ Representative shall not have any liability to any of the other Sellers for any actions or omissions in connection with serving as the Sellers’ Representative absent willful misconduct or gross negligence; (ii) Purchaser and its Affiliates shall have no liability to the Sellers for any actions or omissions of the Sellers’ Representative and Purchaser shall be entitled to rely upon any action, decision or direction taken, omitted to be taken or given by the Sellers’ Representative without further action or inquiry; and (iii) any requirement (under this Agreement or any Ancillary Documents) that Purchaser make delivery to one or more Sellers shall be deemed satisfied by delivery to the Sellers’ Representative. Each of the CA Company Sellers agrees to reimburse the Sellers’ Representative for his, her or its pro rata portion of any costs or expenses incurred by Sellers’ Representative in connection with serving as the Sellers’ Representative, in each case based on such CA Company Seller’s Proportionate Interest.
          12.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement, or the application thereof to any Person or circumstance, is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable in any jurisdiction: (i) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability, nor shall such invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          12.12 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
          12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.
          12.14 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.

          12.15 Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.
[The remainder of this page has been intentionally left blank. Signature page follows.]

[Signature page to Equity Purchase Agreement]
          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:			SELLERS’ REPRESENTATIVE:

XATA CORPORATION

By:	/s/ Wesley Fredenburg		By:	/s/ Brendan Staub

	Name:	Wesley Fredenburg		Name:	Brendan Staub
	Title:	General Counsel and Secretary

THE CA COMPANY:

TURNPIKE GLOBAL TECHNOLOGIES INC.

By:	/s/ Colin Warkentin

	Name:	Colin Warkentin
	Title:	President

THE US COMPANY:

TURNPIKE GLOBAL TECHNOLOGIES LLC

By:	/s/ Brendan Staub

	Name:	Brendan Staub
	Title:	President and CEO

[Signature page to Equity Purchase Agreement (continued)]
EACH OF THE SELLERS ACKNOWLEDGES AND AGREES THAT WEIRFOULDS LLP ACTS ONLY FOR TURNPIKE GLOBAL TECHNOLOGIES INC. AND TURNPIKE GLOBAL TECHNOLOGIES LLC REGARDING THIS AGREEMENT. WEIRFOULDS LLP DOES NOT REPRESENT ANY OF THE SELLERS OR THE SELLERS’ REPRESENTATIVE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER MATTERS. EACH OF THE SELLERS AND THE SELLERS’ REPRESENTATIVE ACKNOWLEDGES THAT WEIRFOULDS LLP HAS RECOMMENDED THAT EACH SUCH PERSON OBTAIN INDEPENDENT LEGAL ADVICE AND, IF SUCH PERSON HAS NOT DONE SO, SUCH PERSON HEREBY WAIVES HIS, HER OR ITS RIGHT TO INDEPENDENT LEGAL ADVICE.

CA COMPANY SELLERS:

BUFFALO CITY CENTER LEASING LLC			ONTARIO JV HOLDINGS LLC

By:	/s/ Jim Williams		By:	/s/ Jim Williams

	Name:	Jim Williams		Name:	Jim Williams
	Title:	President		Title:	President

REBEL YOUTH PRODUCTIONS (2006) INC.			DUKE CAPITAL HOLDINGS, LLC

By:	/s/ Luke Metcalf		By:	/s/ Brendan Staub

	Name:	Luke Metcalf		Name:	Brendan Staub
	Title:	President		Title:	President

/s/ Colin David Warkentin			/s/ Mark Cunningham

Colin David Warkentin			Mark Cunningham

/s/ Rakinder Kalirai			/s/ Peter Blair

Rakinder Kalirai			Peter Blair

/s/ Emily Carry			/s/ Steve Massey

Emily Carry			Steve Massey

/s/ Narinder Bhogal			/s/ Rita Asturi

Narinder Bhogal			Rita Asturi

/s/ Chris Sekula

Chris Sekula

[Signature page to Equity Purchase Agreement (continued)]
EACH OF THE SELLERS ACKNOWLEDGES AND AGREES THAT WEIRFOULDS LLP ACTS ONLY FOR TURNPIKE GLOBAL TECHNOLOGIES INC. AND TURNPIKE GLOBAL TECHNOLOGIES LLC REGARDING THIS AGREEMENT. WEIRFOULDS LLP DOES NOT REPRESENT ANY OF THE SELLERS OR THE SELLERS’ REPRESENTATIVE WITH RESPECT TO THIS AGREEMENT OR ANY OTHER MATTERS. EACH OF THE SELLERS AND THE SELLERS’ REPRESENTATIVE ACKNOWLEDGES THAT WEIRFOULDS LLP HAS RECOMMENDED THAT EACH SUCH PERSON OBTAIN INDEPENDENT LEGAL ADVICE AND, IF SUCH PERSON HAS NOT DONE SO, SUCH PERSON HEREBY WAIVES HIS, HER OR ITS RIGHT TO INDEPENDENT LEGAL ADVICE.

CA COMPANY SELLERS (continued):

/s/ Anthony Nanula			/s/ Brad Georgal

Anthony Nanula			Brad Georgal

/s/ Chris DiLalla			/s/ James F. Williams

Chris DiLalla			James F. Williams

/s/ Bob Stolfo			/s/ Dave Decicco

Bob Stolfo			Dave Decicco

STEVEN LINDSAY & LYNNE RYAN (JOINTLY)			GORDON FORBES & LINDA FORBES (JOINTLY)

/s/ Steven Lindsay			/s/ Gordon Forbes

Steven Lindsay			Gordon Forbes

/s/ Lynne Ryan			/s/ Linda Forbes

Lynne Ryan			Linda Forbes

US COMPANY SELLERS:

TURNPIKE HOLDINGS INC.			/s/ Brendan Staub

Brendan Staub
By:	/s/ Brendan Staub

	Name:	Brendan Staub	/s/ Derek Staub
	Title:	President	Derek Staub